                                                                  Exhibit (a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                            SUMMIT CARE CORPORATION
                                      AT
                             $21.00 NET PER SHARE
                                      BY
                           FV-SCC ACQUISITION CORP.
               A WHOLLY OWNED SUBSIDIARY OF FOUNTAIN VIEW, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

  THE OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE (THE "SHARES"), OF SUMMIT CARE CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY FV-SCC ACQUISITION CORP. (THE "PURCHASER"), WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION"), (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (III) THE SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN "THE TENDER OFFER-- CERTAIN CONDITIONS OF THE OFFER." THE OFFER IS NOT SUBJECT TO ANY FINANCING CONTINGENCY.

                               ---------------

  IN THE EVENT THE MINIMUM CONDITION IS NOT SATISFIED ON OR BEFORE THE TENTH BUSINESS DAY AFTER ALL OTHER CONDITIONS TO THE OFFER HAVE BEEN SATISFIED (THE "INITIAL EXPIRATION DATE"), (A) THE MINIMUM CONDITION SHALL BE AUTOMATICALLY AMENDED TO MEAN THAT NUMBER OF SHARES (THE "REVISED MINIMUM NUMBER") WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD EQUAL NOT LESS THAN 49.9% OF THE SHARES THEN OUTSTANDING (CALCULATED AS OF THE INITIAL EXPIRATION DATE) SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AND (B) PURCHASER WILL AMEND THE OFFER TO PROVIDE THAT PURCHASER WILL PURCHASE, ON A PRO RATA BASIS IN THE OFFER, THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD EQUAL 49.9% OF THE SHARES THEN OUTSTANDING (CALCULATED AS OF THE INITIAL EXPIRATION DATE) (IT BEING UNDERSTOOD THAT PURCHASER SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER).

                               ---------------

  THE BOARD OF DIRECTORS OF THE COMPANY, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT (WITH WILLIAM C. SCOTT, WHO, UPON THE CONSUMMATION OF THE MERGER, WILL BECOME CHAIRMAN OF THE BOARD, AN EXECUTIVE OFFICER AND A SHAREHOLDER OF FOUNTAIN VIEW, INC. ("PARENT"), ABSENT DURING THE
VOTE), (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.

                               ---------------

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have such shareholder's signature thereon guaranteed if required by Instruction 1 thereto, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to Harris Trust Company of New York, who is acting as depositary in connection with the Offer ("the Depositary"), and either deliver the Share Certificates (as defined herein) to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares" or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

  Any shareholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares".

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials may be directed to the Information Agent or the Dealer-Manger at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

                     THE DEALER MANAGER FOR THE OFFER IS:

                                     LOGO

                               FEBRUARY 13, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 INTRODUCTION............................................................   1
 SPECIAL FACTORS.........................................................   4
  1. Background of the Offer and the Merger.............................    4
  2. Recommendation of the Special Committee and the Company Board;
      Fairness of the Offer and the Merger..............................   16
  3. Opinion of Financial Advisor to the Company........................   18
  4. Position of Purchaser and Parent Regarding Fairness of the Offer
      and the Merger....................................................   22
  5. Purpose and Effects of the Offer and the Merger; Reasons for the
      Offer and the Merger..............................................   22
  6. Plans for the Company after the Offer and the Merger...............   24
  7. Rights of Shareholders in the Merger...............................   25
  8. Interests of Certain Persons in the Offer and the Merger...........   25
  9. The Merger Agreement and Related Agreements........................   28
 10. Certain U.S. Federal Income Tax Consequences.......................   42
 THE TENDER OFFER........................................................ 44
  1. Terms of the Offer; Expiration Date................................   44
  2. Acceptance for Payment and Payment for Shares......................   46
  3. Procedures for Accepting the Offer and Tendering Shares............   47
  4. Withdrawal Rights..................................................   49
  5. Price Range of Shares..............................................   49
  6. Effect of the Offer on the Market for the Shares; Exchange Listing
      and Exchange Act Registration.....................................   50
  7. Certain Information Concerning the Company.........................   51
  8. Certain Information Concerning Purchaser and Parent................   54
  9. Source and Amount of Funds.........................................   55
 10. Dividends and Distributions........................................   58
 11. Certain Conditions of the Offer....................................   58
 12. Certain Legal Matters; Regulatory Approvals........................   59
 13. Fees and Expenses..................................................   62
 14. Miscellaneous......................................................   63

 SCHEDULE I  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER AND HERITAGE
 SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

 ANNEX A OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
 ANNEX B TEXT OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

To the Holders of Shares of Common Stock of Summit Care Corporation:

                                 INTRODUCTION

  FV-SCC Acquisition Corp., a Delaware corporation ("Purchaser"), formed by Fountain View, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of Summit Care Corporation, a California corporation (the "Company"), at a price of $21.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions, or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Harris Trust Company of New York, who is acting as depositary in connection with the Offer (the "Depositary"), Sutro & Co., who is acting as dealer-manager in connection with the Offer (the "Dealer-Manager"), and Morrow & Co., Inc., who is serving as information agent in connection with the Offer (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER--Fees and Expenses".

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT (WITH WILLIAM C. SCOTT ("MR. SCOTT"), WHO, UPON THE CONSUMMATION OF THE MERGER, WILL BECOME CHAIRMAN OF THE BOARD, AN EXECUTIVE OFFICER AND A SHAREHOLDER OF PARENT, ABSENT DURING THE VOTE), (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.

  The Company's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), has delivered to the Company Board a written opinion, dated February 6, 1998, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $21.00 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. A copy of the opinion of DLJ is set forth in Annex A hereto and is incorporated by reference in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the United States Securities and Exchange Commission (the "Commission") in connection with the Offer (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule 14D-9"), which is being mailed to Company shareholders herewith and should be read carefully in its entirety. The opinion of DLJ is directed to the Company Board and relates only to the fairness of the cash consideration to be received in the Offer and the Merger by holders of Shares from a financial point of view, does not address any other aspect of the Offer or the Merger or related transactions, and is not intended to constitute, and does not constitute, a recommendation to any shareholder as to whether such shareholder should tender Shares in the Offer or how such shareholder should vote if a vote is held on the Merger. See "SPECIAL FACTORS--Opinion of Financial Advisor to the Company".

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION"), (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF

THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, AND (III) THE SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN "THE TENDER OFFER-- CERTAIN CONDITIONS OF THE OFFER". THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

  IN THE EVENT THE MINIMUM CONDITION IS NOT SATISFIED ON OR BEFORE THE TENTH BUSINESS DAY AFTER ALL OTHER CONDITIONS TO THE OFFER HAVE BEEN SATISFIED (THE "INITIAL EXPIRATION DATE"), (A) THE MINIMUM CONDITION SHALL BE AUTOMATICALLY AMENDED TO MEAN THAT A NUMBER OF SHARES (THE "REVISED MINIMUM NUMBER") WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD EQUAL NOT LESS THAN 49.9% OF THE SHARES THEN OUTSTANDING (CALCULATED AS OF THE INITIAL EXPIRATION DATE) SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AND (B) PURCHASER WILL AMEND THE OFFER TO PROVIDE THAT PURCHASER WILL PURCHASE, ON A PRO RATA BASIS IN THE OFFER, THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD EQUAL 49.9% OF THE SHARES THEN OUTSTANDING (CALCULATED AS OF THE INITIAL EXPIRATION DATE) (IT BEING UNDERSTOOD THAT PURCHASER SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER).

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 6, 1998 (the "Merger Agreement") among Parent, Purchaser, Heritage Fund II, L.P., a Delaware limited partnership ("Heritage"), and the Company. The Merger Agreement provides, among other things, for the making of the Offer and further provides that, following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the California General Corporation Law ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or by any subsidiary of the Company and each Share that is owned by Parent, Purchaser or any other subsidiary of Parent, and other than Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under California Law) will be canceled and converted automatically into the right to receive $21.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "SPECIAL FACTORS--The Merger Agreement and Related Agreements". The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by the requisite vote, if any, of the shareholders of the Company.

  Under California Law, if Purchaser acquires, pursuant to the Offer, the Stock Option (as defined herein) or otherwise, at least 90% of the Shares then outstanding, Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders.

  Under California Law, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, pursuant to the Merger Agreement, the Company granted to Parent an irrevocable option (the "Stock Option") to purchase up to 19.99% of the Shares outstanding immediately prior to the exercise of the option at a purchase price of $21.00 per Share. The Stock Option may be exercised by Parent only if, upon such exercise, Purchaser and Parent would own directly or indirectly in the aggregate 90% or more of the outstanding Shares. In that event, the Minimum Condition would be satisfied and, following the purchase of Shares in the Offer, Purchaser would be able to effect a short-form merger under California Law, subject to the terms and conditions of the Merger Agreement. Purchaser currently intends to effect a short-form merger if it is able to do so.

  In the event the Minimum Condition is not satisfied on or before the tenth business day after all other conditions to the Offer have been satisfied, (A) the Minimum Condition shall be automatically amended to mean that number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal not less than 49.9% of the Shares then outstanding (calculated as of the Initial Expiration Date) shall have been validly tendered and not withdrawn prior to the expiration of the Offer, and (B) Purchaser will amend the Offer to provide that Purchaser will purchase, on a pro rata basis in the Offer, that number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal 49.9% of the Shares then outstanding (calculated as of the Initial Expiration Date) (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer). If only the Revised Minimum Number of Shares are purchased by Purchaser in the Offer, Purchaser would own upon consummation of the Offer 49.9% of the Shares then outstanding and would thereafter solicit the approval of the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger, although, as a practical matter, Parent may have the ability to assure approval of the Merger. See "SPECIAL FACTORS--Purpose and Effects of the Offer and the Merger; Reasons for the Offer and Merger".

  The Merger Agreement provides that, promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that the aggregate number of Shares so purchased by Purchaser bears to the total number of Shares then outstanding (on a fully diluted basis); provided, however, that notwithstanding the foregoing, until the Effective Time of the Merger, Parent and Purchaser will not cause the removal of John Brende, William Casey or Gary Massimino from the Board of Directors of the Company and shall permit such persons to remain as members of the Special Committee of the Board of Directors responsible for addressing on behalf of the Company any issues that arise under the Merger Agreement between the Company, on the one hand, and Parent and Purchaser, on the other hand. In the Merger Agreement, the Company has agreed to use its reasonable best efforts to cause Purchaser's designees to be so appointed or elected to the Board.

  The Company has advised Purchaser that as of the close of business on February 11, 1998, 6,812,500 Shares were issued and outstanding and 909,500 Shares were reserved for issuance pursuant to outstanding stock options granted by the Company to employees and directors ("Existing Stock Options"). As of the close of business on February 11, 1998, neither Parent nor Purchaser owned any Shares. As a result, Parent believes that the Minimum Condition would be satisfied if Purchaser acquired 6,131,250 Shares (assuming no Existing Stock Options were exercised prior to the consummation of the Offer).

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase and in the attached Schedules and Annexes, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The information contained in "SPECIAL FACTORS--Opinion of Financial Advisor to the Company" has been furnished by DLJ. Neither Purchaser nor Parent assumes any responsibility (i) for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser nor Parent or (ii) for information furnished by DLJ.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER AND THE MERGER.

  At a meeting of the Board of Directors of the Company on June 4, 1997, the Company Board examined a number of factors affecting the future value of the Company and the strategic direction that the Company should take. Among the factors considered were the consolidation trend in the long-term care industry, the competitive conditions that exist in the states in which the Company operates, the uncertainty concerning the effects of the federal government's forthcoming Prospective Payment System and the Company's repeated inability to meet its internal business plan.

  The Company Board determined that it was in the best interest of the Company and its shareholders to undertake a search for strategic alternatives to the Company's then current strategy. The Company Board decided to engage an investment banker to assist in the search for strategic alternatives and to advise the Company Board. Following discussions conducted by management and presentations to the Company Board, the investment banking firm of DLJ was engaged on September 19, 1997.

  Between September 29, 1997 and October 22, 1997, DLJ conducted extensive interviews with senior management, engaged in customary due diligence procedures, analyzed valuation parameters, prepared an information memorandum describing the Company (the "Information Memorandum") and developed a list of potential acquirors of the Company.

  At the regular meeting of the Company Board on October 23, 1997, DLJ made a presentation to the Company Board regarding DLJ's initial valuation estimate for the Company and reviewed the strategic affiliation process. DLJ also discussed with the Company Board other strategic and financial alternatives available to the Company.

  Between October 24, 1997 and November 17, 1997, DLJ contacted potential acquirors, obtained confidentiality agreements from the potential acquirors and distributed the Information Memorandum. On November 17, 1997, non-binding indications of interest were due from potential acquirors. Between November 18 and December 12, 1997, conferences occurred between potential acquirors and management of the Company, and due diligence investigations were undertaken during such period by potential acquirors.

  Of the 42 potential acquirors contacted by DLJ or who contacted DLJ with regard to a potential transaction (of whom 23 were strategic acquirors and 19 were financial acquirors), the Information Memorandum and confidentiality agreement were sent to 21 potential acquirors (including 11 strategic acquirors and 10 financial acquirors). Non-binding indications of interest were received from 5 potential acquirors (including 4 strategic acquirors and one financial acquiror).

  On October 24, 1997, Heritage submitted a letter to DLJ requesting information regarding the Company, and signed a confidentiality agreement on October 31. Heritage and Parent met with Mr. Scott and other members of the Company's management in connection with the bid process on November 9, 1997. On November 17, 1997, Heritage submitted a letter to DLJ expressing interest in a transaction in which Parent, a company in which Heritage is a principal stockholder, would acquire the Company for an approximate price per share in the range of $17.50 to $19.00.

  On December 15, 1997, DLJ delivered bid packages (containing guidelines and a draft merger agreement) to the 5 remaining potential acquirors, with final bids due on December 22, 1997. On or prior to December 22, 1997, three of the potential acquirors indicated that they would not be making a final bid. One of these three entities was Parent. On December 17, 1997, Parent had informed DLJ that it was withdrawing its interest in the Company and would not be submitting a final bid. Parent's and Heritage's decision to withdraw at that time was based on the fact that a health concern had arisen with respect to Mr. Robert Snukal ("Mr. Snukal") Parent's chief executive officer (which has since been satisfactorily resolved), and Heritage and Parent did not feel that it was in their best interests to proceed with a potential acquisition of the Company with the uncertainty raised by this health issue.

  On November 5, 1997, Sutro & Co. ("Sutro") had signed a confidentiality agreement. On November 10, following discussions between Sutro and a real estate investment trust ("REIT"), Sutro had called Mr. Scott to explore his interest in pursuing a potential leveraged recapitalization transaction around existing management of the Company. Mr. Scott had expressed an interest in discussing the matter further. Sutro and Mr. Scott did not submit an indication of interest by the November 17, 1997 deadline and, at the time, did not advise DLJ of Mr. Scott's discussions with Sutro. Although Sutro and Mr. Scott were therefore not a part of the original group of 5 potential acquirors, they continued to discuss a possible transaction. On December 12, 1997 Sutro and Mr. Scott called the Company's counsel, Gibson Dunn & Crutcher LLP ("GD&C"), and the Company's accountants, Ernst & Young, to discuss the concept of a recapitalization transaction. On December 19, 1997, the REIT issued a commitment, subject to due diligence and certain other conditions, for $162.5 million in financing for a leveraged recapitalization through a sale/leaseback transaction. On December 22, 1997, Mr. Scott and Sutro met with a Texas-based health care organization and received a letter expressing interest in investing in a leveraged recapitalization of the Company, but indicating that it would probably be unable to commence its due diligence investigation until January 19, 1998. On or about December 22, 1997, Sutro and Mr. Scott informed DLJ that they would not be submitting a bid for the Company.

  On December 23, 1997 at the regular meeting of the Company Board, DLJ made a presentation to the Company Board concerning DLJ's activities on behalf of the Company with regard to the strategic affiliation process. Mr. Scott informed the Board at that meeting that he and Sutro would not be submitting a bid for the Company. Representatives of GD&C made a lengthy presentation to the Company Board regarding the fiduciary duties of directors in the strategic affiliation process under California law. Representatives of DLJ described to the Company Board the two final bids that had been received on December 22, 1997, copies of which were provided to the Company Board. One of the bids contemplated a stock-for-stock merger in which shareholders would receive, for each share of common stock of the Company, shares of stock of the acquiror having a market value (based on recent trading) of approximately $22.57. The other bid contemplated an all-cash tender offer/merger at a price of $22.00 per share. Extensive discussion and questioning of representatives of DLJ ensued concerning the two bids, the methods used to value such bids and the process employed with respect to the identification and consideration of strategic alternatives. The Company Board directed that DLJ conduct further discussions with the two final bidders in order to obtain further information about the bidding entities, and to improve upon the price and terms offered by each bidder. DLJ advised the Company Board that each bid was subject to the completion of due diligence and each, by its terms, would remain outstanding until the close of business on January 19, 1998. GD&C was directed to review and comment on the amendments to the draft merger agreement that had been included in the final bids by each entity. The Company Board was advised that, because one of the final bidders had offered shares of its common stock, rather than cash, substantial due diligence efforts would be required with respect to that bidding entity; to that end, GD&C had prepared a list of required due diligence information. DLJ advised the Company Board regarding the bidder's financial condition (based on publicly available information), its stock price trading history and its relative price volatility. Discussion followed regarding the uncertainties surrounding any attempt to place a valuation on the stock-for-stock proposal before having an opportunity to perform diligence. The Company Board discussed the relative merits of a cash transaction and a stock transaction and the prospects for further negotiating the terms of each proposal.

  Between December 23, 1997 and January 8, 1998, DLJ engaged in discussions with the two bidders in order to improve the price and terms of their respective bids. GD&C continued its legal evaluation of the two bids.

  On January 9, 1998, the Company Board met and was advised that Company Board member William Casey had indicated his interest in submitting a bid through the strategic affiliation process. As a result, Mr. Casey was excused from all Company Board discussions and information concerning the strategic affiliation process. The Company Board was informed that DLJ had instructed Mr. Casey to submit a bid by January 14, 1998, a date that balanced the Company's interest in receiving as many valid bids as possible with the fact that final bids had been due on December 22, 1997 and that the two bidders had been waiting for a response since then. The Company Board was informed that Mr. Casey had been advised regarding his duties concerning confidentiality of Company information, bid information and Company Board strategy. Representatives of GD&C discussed with the Company Board the appropriate process with respect to the handling of a submission of a proposal from

Mr. Casey. The Company Board was further informed of the state of negotiations with the two existing bidders. The Company Board was informed that discussions had been held on January 7, 1998 with the stock-for-stock bidder but that substantial issues remained outstanding concerning price and price protection mechanisms, and as a result, the bidder had decided not to allow the Company to commence due diligence with respect to the bidder. Representatives of GD&C presented to the Company Board GD&C's analysis, from a legal point of view, of the two bids, with particular attention to the break-up fees proposed therein, the proposed price protection mechanism in the stock-for-stock proposal and the conditions under which the Company Board, in the exercise of its fiduciary duties, could engage in discussions and negotiations with another bidder after the signing of a definitive purchase agreement. The Company Board discussed the likely timing of the two existing bids, and the Company Board adopted a negotiating strategy with respect to each of the two bidders. With respect to the bidder who had proposed an all-cash bid, the Company Board directed that negotiations focus on increasing the price and accelerating the due diligence process of the bidder. With respect to the bidder who had proposed a stock-for-stock merger, the Company Board directed that negotiations focus on increasing the exchange ratio of the number of shares of the bidder's stock to be received for each share of Company stock, tightening the proposed purchase price protection or "collar" mechanism, ensuring that substantial liquidated damages would be paid to the Company if such bidder decided, as a result of downward movement of its stock price, not to consummate the merger, reducing the proposed break-up fee payable by the Company and permitting the Company Board to consider and negotiate bids received after the signing of a definitive merger agreement. The Company Board also expressed its continuing concern that, given its inability to perform due diligence regarding the stock-for-stock bidder, it had an insufficient basis upon which to judge the value of the stock-for-stock proposal.

  Between January 10, 1998 and January 16, 1998, such discussions were held with each of the bidders. During this time, the bidder that had proposed an all-cash transaction conducted extensive due diligence and indicated a willingness to increase its bid to $22.25 per share. On or about January 15, 1998, the Company provided to the bidders its estimate of earnings for the second fiscal quarter ended December 31, 1997. On January 16, 1998, the all-cash bidder informed DLJ and GD&C that such bidder had determined to disengage from its strategic partner in the bid, and to propose entering into a relationship with Mr. Scott pursuant to which Mr. Scott would purchase an equity position in the acquiring entity and serve as its chief executive officer. In addition, the all-cash bidder informed DLJ that, principally as a result of the Company's earnings estimate for the second quarter ended December 31, 1997, such bidder was reducing its bid for the Company to $20.00 per share.

  Upon being so informed by the all-cash bidder and after soliciting from Mr. Scott his explanation of his potential relationship with such bidder, it was determined that Mr. Scott could no longer represent the Company in its negotiations with such bidder or with any other bidder, and that a special meeting of the Company Board should be called forthwith at which the Company Board should consider the appointment of a Special Committee of independent directors to control negotiations on behalf of the Company thenceforth. GD&C suggested to Mr. Scott that he retain his own counsel. GD&C also reminded Mr. Scott that he had obtained confidential information concerning the bidders, their bids, and the Company Board's negotiating strategy and, as a director and executive officer of the Company, was under a strict fiduciary duty of confidentiality not to disclose, in any way whatsoever, such confidential information to the all-cash bidder or to any other person or entity.

  The all-cash bidder was informed that, as a result of such bidder's potential entry into a relationship with Mr. Scott, the Company Board would consider the appointment of a Special Committee at a meeting to be held on January 20, 1998 and that, if a Special Committee were then appointed, the members of the Special Committee would likely require several days in order to become more familiar with the details of the proposals and negotiations then underway.

  On January 15, 1998, Heritage received a call from a senior lender that indicated that it was considering participating in a bid to acquire the Company organized by Sutro with the potential involvement of Mr. Scott. Heritage discussed the proposal with management of Parent, and they agreed that they should consider re-entering the process of seeking to acquire the Company. On the next day, Heritage and Parent met with Sutro and the senior lender to discuss a proposed bid for the Company. In anticipation of proceeding to make an offer, Heritage and Parent arranged for a meeting between Mr. Snukal, whose health issue had been resolved, and Mr. Scott to discuss the manner in which they would work together if the Company were acquired by Parent.

  On January 20, 1998, the Company Board met to consider the status of the affiliation process and to consider the appointment of a Special Committee. William Casey attended the Company Board meeting and informed the Company Board that he was no longer pursuing any proposal in connection with the strategic affiliation process and stated that he would not be involved in any future proposal. A brief summary of the strategic affiliation process since the January 9, 1998 Company Board meeting was presented to the Company Board by DLJ. DLJ stated that, with Mr. Scott present, it would only describe matters already known to Mr. Scott. Representatives of GD&C discussed at length the standards of fiduciary duty as they applied to the strategic affiliation process and discussed the question of forming an independent Special Committee to assume responsibility for the strategic affiliation process and the functions and responsibility of such a committee. The members of the Board concluded that Mr. Scott was ineligible to serve on a Special Committee. Owing to Donald Amaral's relationship with an affiliate of one of the bidders, he stated that he could not properly serve as a member of the Special Committee. The Company Board adopted a resolution creating a Special Committee, comprising Messrs. John Brende, William Casey and Gary Massimino, the remaining members of the Company Board, and empowered it to consider strategic affiliation alternatives, to control the process of negotiation of one or more strategic affiliation agreements, and to recommend to the Company Board which strategic affiliation alternative, if any, was in the best interests of the Company and its shareholders. At that meeting, Mr. Scott and DLJ informed the Company Board for the first time that Heritage, which previously had dropped out of the bidding, had now expressed an interest in re-entering the bidding process.

  A Special Committee meeting was thereupon commenced. The Special Committee, upon discussion, decided to exclude from its deliberations Mr. Frank Osen, long-time principal counsel to the Company and Mr. Derwin Williams, the Company's Chief Financial Officer. The Special Committee elected Mr. Massimino as its Chairman. DLJ made a detailed presentation to the Special Committee on the present state of negotiations; and the Special Committee thoroughly questioned DLJ and discussed the negotiations to date. DLJ stated to the Special Committee that the all-cash bidder had been provided with internal Company information concerning the second quarter ended December 31, 1997 and, in particular, the fact that earnings before interest, taxes, depreciation and amortization were estimated to be approximately 8% below the Company's budget for such period. DLJ further informed the Special Committee that on January 19, 1998 DLJ had engaged in a conversation with the all-cash bidder pursuant to which such bidder confirmed that it had reduced its bid to $20.00 per share. DLJ also presented to the Special Committee the status of negotiations with the stock-for-stock bidder and indicated that DLJ had been unable to make further progress with the stock-for-stock bidder on price protection mechanisms and that, in any event, the bidder had not allowed the Company to commence any financial or legal due diligence with respect to the bidder.

  At that same meeting, DLJ also informed the Special Committee, and described in substantial detail, the fact that Heritage had expressed a desire to re-enter the bidding process at a price per share, in cash, of $23.00, that Heritage had done a substantial amount of due diligence prior to its earlier departure from the bidding process, but that Heritage had not yet been provided with the estimates for the second fiscal quarter ended December 31, 1998. The Special Committee extensively discussed the current bids, and directed that DLJ use all efforts to speed Heritage's process of submitting an all-cash bid. In addition, the Special Committee directed that DLJ attempt to increase the price offered by the existing all-cash bidder and to determine the level of interest of the stock-for-stock bidder after such bidder had an opportunity to review the Company's revised second fiscal quarter estimated results.

  The Special Committee also addressed the severance arrangements proposed by management. It was reported that the Compensation Committee had substantially cut back management's proposal, which had been reviewed by outside consultants.

  The Special Committee extensively questioned DLJ concerning alternatives to selling the Company and discussed the advantages and disadvantages of each of these alternatives. DLJ stated that a key limitation on the ability of the Company successfully to undertake other alternatives to the sale of the Company was the Company's capacity to increase its leverage for acquisitions or a recapitalization.

  The Special Committee then addressed the process to be employed from January 20, 1998 forward. The Special Committee directed that Mr. Scott be advised not to take calls from Heritage or others in his capacity as Chairman and Chief Executive Officer; the Special Committee determined that representatives of the Special Committee should be a party to any discussions between Mr. Scott and Heritage or others, except as to any compensation arrangements between such parties and Mr. Scott following the sale of the Company.

  The Special Committee then readmitted Messrs. Scott, Williams and Osen and closely questioned Messrs. Scott and Williams concerning the financial results for the first and second quarters of the present fiscal year and the forecasted results for the third and fourth quarters of the present fiscal year, the expected effect of rate increases in Texas and of the recent acquisition of the McAllan, Texas property. The Special Committee also examined the sources of the Company's problems in the second quarter ended December 31, 1997. The Special Committee further inquired concerning the expected effect of the federal government's forthcoming Prospective Payment System and the specifics of the timing of its implementation and its proposed contents. The Special Committee also discussed with Messrs. Scott and Williams strategic alternatives to a sale of the Company, with particular focus on a possible transaction involving a Texas-based health care organization.

  Mr. Scott advised the Special Committee that he soon would be meeting with one or more representatives of Heritage to discuss possible compensation arrangements should they desire that he continue to manage the Company if Heritage were to purchase the Company. The Special Committee directed Mr. Scott not to discuss with Heritage any matters other than such compensation arrangements and/or equity investment arrangements and reminded him, in particular, that the confidential information he possessed concerning the other bidders and the Company Board's negotiating position must be held in confidence with respect to Heritage or any other bidder.

  The Special Committee unanimously adopted the following two resolutions:

  RESOLVED, that all contacts between prospective bidders and the Company shall be made through Gary Massimino, Chairman of the Special Committee, Donaldson, Lufkin & Jenrette or Gibson, Dunn & Crutcher LLP, and no officer of the Company shall have any contact with any prospective bidder without the prior consent of the Special Committee;

  FURTHER RESOLVED, with respect to the request of Mr. Scott to speak with representatives of Heritage, the Special Committee approves such request so long as Mr. Scott limits the discussions to issues of management roles within the Company if Heritage were to acquire the Company.

  The meeting between Messrs. Scott and Snukal occurred on January 21, 1998, and covered Mr. Snukal's and Mr. Scott's understanding of the allocation of responsibility and authority in a combined enterprise if Parent's bid were to be successful. As a result of this meeting, in which it was provisionally agreed that after the acquisition Mr. Scott would become Chairman of Parent, and Mr. Snukal would remain Chief Executive Officer, Heritage and Parent then proceeded to discuss a possible bid with various financing sources, including several banks and REITs. During that period and for the following week, Parent and Heritage engaged in various discussions with Mr. Scott regarding the compensation and equity ownership that he would receive as a shareholder and member of the continuing management of Parent after any acquisition of the Company. They eventually agreed on a package, which is described in "SPECIAL FACTORS--The Merger Agreement and Related Agreements--Management Agreement".

  In light of the fact that DLJ was retained by the Company under Mr. Scott's leadership and that GD&C had performed legal work for the Company in the past, the Special Committee decided to retain special counsel to advise the Special Committee regarding the retention of DLJ and GD&C. At the request of the Special Committee, GD&C reported to Mr. Massimino the total amount that GD&C had billed to the Company on all prior projects. On January 21, 1998, the Special Committee consulted with a representative of another law firm concerning the retention by the Special Committee of DLJ and GD&C. The Special Committee, determined that, taking into consideration the fact that DLJ's work for the Company consisted solely of work on the present project and the fact that GD&C's prior work for the Company primarily involved securities filings at the billing amounts provided to the Special Committee by GD&C, the fact that GD&C had drafted the contracts included in the bid package and had carefully analyzed the two present bids, and the interest of the Company and its shareholders in moving expeditiously through the process, that it was in the best interest of the Company and its shareholders to retain DLJ and GD&C as financial and legal advisors, respectively, to the Special Committee.

  On January 22, 1998, the Special Committee met with representatives of DLJ and GD&C. The Special Committee conducted a telephone conference with representatives of Heritage, was informed by Heritage that Parent was considering making a cash offer in the range of $23 per share, explored the ability of Parent to finance its proposal, the likely timing of the receipt of firm commitment letters from financing sources and the importance to the Special Committee of limiting, in breadth and time limit, diligence conditions to an offer from Parent. During the telephone conference, Heritage described to the Special Committee and GD&C the role that Parent would have in the proposed acquisition, with attention to Parent earnings, unused debt capacity and possibility of synergies with the Company. Heritage stated that Parent would submit a formal bid for the acquisition of the Company by the close of business on January 23, 1998.

  Heritage explained to the Special Committee the nature of its relationship with Parent. Heritage explained that, on August 1, 1997, it had closed a recapitalization of Parent, as a result of which it had acquired approximately 50% of the outstanding capital stock of Parent and Mr. Snukal and his family, the prior owners of Parent, acquired the other 50%. Heritage stated that it held approximately 65% of the economic interest in Parent.

  Immediately following such conversation with Heritage, GD&C described to the Special Committee its past relationship with Parent and Mr. Snukal and his family, and indicated that, prior to the conversation, it had not been aware that Parent was involved in the transaction. GD&C urged the Special Committee to speak again to the representative of another law firm to seek his counsel on whether it would be advisable for the Special Committee to continue the retention of GD&C in light of the past representation by GD&C of Parent and the Snukal family in connection with the transactions by which Heritage acquired its interest in Parent. Representatives of GD&C and DLJ were excused while the Special Committee spoke with the representative of another law firm. Following such conversation, the representatives of GD&C and DLJ were readmitted to the meeting. The Special Committee asked a number of questions of GD&C regarding obtaining waivers of any potential conflict and the operation of an ethical screen to be erected within GD&C between personnel working on the Company's strategic affiliation process, and personnel who had represented Parent and the Snukal family in the prior transactions with Heritage. The Special Committee then determined that it was in the best interest of the Company and its shareholders to continue the retention of GD&C, and to waive any potential conflict of interest subject to the receipt of a waiver of any potential conflict of interest by Heritage, Parent and Mr. Snukal. The Special Committee discussed the most recently amended bid by the all-cash bidder, which the bidder had stated was fully-financed, and the timing of that bid. The Special Committee discussed the best strategy for responding to the all-cash bidder and determined to meet on January 23, 1998 to reach a decision whether to make a counter proposal to the all-cash bidder, and if so, at what price and to review and consider the bid expected to be received on that date from Parent. The Special Committee instructed DLJ to state to the all-cash bidder that the Special Committee had been formed only two days previously, and that the formation of the Special Committee was owing to the all-cash bidder's potential entry into an arrangement with Mr. Scott, that the Committee would require some additional time in collecting more information and in analyzing the available alternatives and that, as a result, the Special Committee would likely not be in a position to respond to the all-cash bidder on January 23, 1998.

  The Special Committee discussed at some length the stock-for-stock bid, the risks and concerns regarding the bidder's stock price and volatility and the length of time that would be involved in performing due diligence regarding the financial information and legal data with respect to such bidder. Representatives of GD&C discussed with the Special Committee the proposed amendments to the form of purchase agreement contained in the bid packages that had been proposed by the two bidders; and a comparison was presented of the relative advantages and disadvantages to the Company and its shareholders of such proposed amendments. The Special Committee questioned DLJ and GD&C concerning the advisability of a tender offer by a bidder followed by a merger, as opposed to a merger transaction contingent upon a shareholder vote at a special meeting. The Special Committee questioned DLJ at some length concerning its analysis of a potential leveraged recapitalization of the Company. The Special Committee particularly questioned DLJ concerning its numerical assumptions. DLJ advised the Special Committee that, on the basis of the analysis it had performed to that date, that such a leveraged recapitalization was not likely to be close in value to the proposals for the purchase of the Company currently being considered by the Special Committee. The Special Committee then discussed the alternative of remaining independent and not engaging in a leveraged recapitalization transaction. The Special Committee discussed steps that could be taken to improve the Company's earnings and the risks and uncertainties with respect thereto. DLJ described its analysis of the uncertainty as to whether such steps could materially increase earnings sufficiently in a meaningful time frame to approximate the value for shareholders that would be created in the proposed transactions under consideration by the Special Committee. DLJ also advised the Special Committee that, after the specific provisions of the Prospective Payment System were announced by the federal government, potential buyers would take account of such System in valuing the Company; the results of such valuation were described as being unpredictable, in that the specifics of the new Prospective Payment System were then unknown. DLJ also stated that the multiple of earnings applicable to companies in this sector had been declining since DLJ's engagement in October 1997 through the present time. DLJ further discussed the discount rate appropriate in the calculation of a value for the Company based upon a discounted cash flow analysis. The Special Committee extensively questioned DLJ regarding each of these matters and, in particular, its numerical assumptions. The Special Committee was reminded by DLJ that Parent had been given a deadline of January 23, 1998 to submit its bid.

  On January 23, 1998 the Special Committee met to receive the report of DLJ concerning negotiations with the all-cash bidder and to receive the Parent bid. DLJ stated to the Special Committee that DLJ had been in contact with the stock-for-stock bidder, but that such bidder had expressed its view that it was not ready, at such time, to put forward a bid that reflected the estimated results for the second quarter ended December 31, 1997 and that it was not in a position to proceed with negotiations. DLJ advised the Special Committee that the all-cash bidder had indicated a willingness to increase its bid to $20.50 per share. The Special Committee discussed the timing of the response to the all-cash bidder and the necessity of gaining as much time as possible in the negotiations with the all-cash bidder if an offer from Parent were forthcoming at a price in cash higher than that offered by the all-cash bidder. During the meeting of the Special Committee, Parent submitted its bid to acquire the Company for $23.00 per share, subject to due diligence (estimated to take approximately 30 days), the receipt of financing and mutually acceptable documentation. Although the Parent bid was for cash at a price in excess of that offered by the all-cash bidder, the Special Committee noted with disapproval that the bid contained a long diligence period during which Parent had the option not to sign the transaction documents and yet not pay any fees or expenses to the Company. The Special Committee also noted with some disapproval that the Parent bid did not contemplate a tender offer, but proposed a merger transaction that would be voted upon at a special meeting of shareholders, which the Special Committee understood could involve a substantial increase in the amount of time between signing of a definitive agreement and the payment of consideration to the Company's shareholders.

  On January 24, 1998 the Special Committee met to review in detail the Parent bid, and to receive the analysis of DLJ and GD&C concerning the same. Following extensive discussion and questioning, the Special Committee directed DLJ to inform Parent that the Special Committee did not believe it could favorably recommend a transaction with Parent unless the diligence period were greatly shortened. The Special Committee also instructed DLJ to inform Parent that the Special Committee might reach the conclusion that the competing all-cash, fully financed bid might be accepted by the Special Committee absent evidence of a financing commitment for the Parent bid and a significant acceleration of timing. The Special Committee indicated that it would require either firm commitment letters from all of Parent's proposed financing sources or evidence sufficient to convince the Special Committee that such firm commitments would be forthcoming promptly. The Special Committee also instructed DLJ to contact representatives of the all-cash bidder to state that the all-cash bidder's most recent proposal was at a price that the Special Committee could recommend to the Company Board, assuming all other issues concerning the definitive Agreement and Plan of Merger could be resolved. DLJ so informed the all-cash bidder on January 24, 1998.

  Between January 26 and January 29, 1998, extensive negotiations occurred between representatives of the Special Committee and representatives of the all-cash bidder and between representatives of the Special Committee and Parent. In addition, both such bidders engaged in extensive due diligence during such period. On January 26, 1998, the Special Committee met to discuss the status of the two cash bids, including the information requests from the two bidders, the timing of the process and the discussions with Parent concerning its proposed transaction structure.

  On January 28, 1998, the Special Committee conducted a conference call with representatives of the all-cash bidder, discussing the proposed price of $20.50 per share, the status of the all-cash bidder's due diligence efforts, and the commitment of such bidder to continue such efforts throughout the weekend of January 31 and February 1, 1998 if necessary. The all-cash bidder stated to the Special Committee that it was no longer engaged in any discussions with Mr. Scott with respect to management issues and that it was in the process of seeking a strategic partner concerning the management of the Company. The bidder reconfirmed that its proposal was fully financed and not subject to any financing contingencies. The Special Committee discussed the timing of contract negotiations with the representatives of the all-cash bidder and the remaining outstanding issues.

  On January 28, 1998, the Special Committee also conducted a meeting with representatives of Heritage, Parent, Sutro and a bank that was in the process of considering providing financing for the transaction. The representatives of Heritage and Parent made a presentation concerning the time schedule for the completion of their diligence effort and their obtaining of committed financing. The representatives of Heritage and Parent also discussed in some detail their current financing plan. The representatives stated that a condition subsequent to the entry into a definitive agreement was the settlement of all outstanding issues concerning equity holdings and management among Heritage and Messrs. Scott and Snukal. The representatives also addressed the preference of Heritage and Parent for a traditional cash merger transaction rather than a cash tender offer followed by a merger. The Special Committee closely questioned the representative of the bank concerning the likelihood of obtaining a firm commitment letter, the timing of the delivery of such a letter, and the structuring of the proposed financing. The representatives of Heritage and Parent described to the Committee their view of the future of the Company in combination with Parent. The Special Committee questioned the representatives of Heritage and Parent concerning the content and timing of their additional due diligence process. An extensive discussion occurred concerning the request of Heritage and Parent for reimbursement of their costs and expenses in case the Company entered into a definitive agreement with another party.

  After representatives of Heritage, Parent, Sutro and such bank were excused, the Special Committee discussed in detail the best strategy for dealing with Heritage and Parent and the all-cash bidder, timing issues and certain issues raised in the discussions with Heritage and Parent. The Committee directed DLJ to make plain to Heritage and Parent that the Committee was pleased that Heritage and Parent had greatly accelerated their diligence schedule and that the Committee was pleased that Heritage, Parent and the bank had stated that they all expected that all diligence would be completed and a firm commitment letter would be in place from financing sources by February 6, 1998. The Special Committee, however, instructed DLJ to inform Heritage and Parent that the Special Committee could not accept as a condition subsequent the entry into an agreement among Heritage and Messrs. Scott and Snukal concerning their relative equity ownership and management roles in the combined companies. In addition, DLJ was instructed to inform Heritage and Parent that a cash tender offer/merger structure was the strong preference of the Special Committee and that Heritage and Parent, if it hoped to succeed with its bid, would need to agree to a tender offer structure and would need to accelerate its diligence process and the process for obtaining a firm financing commitment letter.

  On January 29, 1998, the Special Committee met to discuss the current status of due diligence efforts by the two cash bidders, to discuss the contents of the bids and the best strategy for dealing with the two bidders. The Special Committee weighed the potential gain from accepting the higher cash price offered by Heritage and Parent as against the risk of losing the fully-financed cash bid from the all-cash bidder. The Committee determined that it need make no decision on this matter unless and until the all-cash bidder completed its diligence and presented the Special Committee with a deadline for approving or rejecting its bid.

  On January 30, 1998, the Special Committee again convened to discuss the status of the two cash offers and the stock-for-stock offer. DLJ informed the Special Committee that the stock-for-stock bidder was not prepared to renew its bid and/or engage in negotiations at the present time. DLJ also informed the Special Committee that it had been advised on the evening of January 29, 1998 that the all-cash bidder had decided to reduce the price it was willing to pay for the stock of the Company by a material amount below $20.50 per share. The Special Committee discussed these most recent developments, with a focus on the strategic implications for negotiations with Heritage and Parent. DLJ also informed the Special Committee that Heritage and Parent had requested the Committee's assurance that it would not recommend a transaction with another bidder until February 6, 1998, because Heritage and Parent were unwilling to invest the resources to put forward a fully-financed cash offer unless they had some assurance that their expenses would be reimbursed by the Company if the Company entered into a transaction with another bidder before February 6, 1998.

  On January 30, 1998, the Special Committee held a second conference and invited Mr. Amaral to participate in part of the meeting in order to obtain his advice regarding the process and strategy. Mr. Amaral briefly described his ongoing relationship with an affiliate of the stock-for-stock bidder. The Special Committee determined, following discussions with representatives of GD&C and DLJ that, as the stock-for-stock bidder had stated that it would not put forward a renewed bid, and given Mr. Amaral's extensive experience and knowledge, it would be in the best interests of the Company and its shareholders to discuss certain matters relating to the bids with Mr. Amaral. Mr. Amaral was reminded that the contents of his discussions with the Committee needed to be kept in strictest confidence. The Special Committee then discussed the best strategy for encouraging the speedy resolution of Parent's bid at a price and on terms favorable to the Company's shareholders. After lengthy discussions, the Special Committee instructed DLJ to inform Heritage and Parent that, in light of the favorable price it had proposed, the Special Committee would be prepared to consider signing a definitive merger agreement with Parent on February 2, 1998 that would be subject to the receipt of firm financing commitments and the completion of due diligence. The Special Committee indicated that it would consider recommending such a transaction if the contract were structured as a tender offer/merger, if the contract would automatically expire by its terms on February 6, 1998 unless, by such time, Heritage's and Parent's diligence efforts were complete and firm commitment letters had been received sufficient to close the transaction, and if Heritage and/or Parent agreed to pay a break-up fee to the Company if it were unable to obtain financing.

  Between January 30, 1998 and February 6, 1998, extensive negotiations concerning the transaction documents were conducted between GD&C and Choate, Hall & Stewart, counsel to Heritage and Parent. The principal items of negotiation concerned timing, conditions to closing, termination rights, break-up fees payable by Heritage and/or Parent and the Company, expense payment obligations and representations and warranties.

  On January 31, 1998, the Special Committee convened to discuss Heritage's and Parent's response to the Company's proposal. Heritage and Parent proposed to sign the definitive transaction documents on February 2, 1998 providing for a tender offer/merger structure and subject to the receipt of a financing commitment and the completion of diligence. Heritage offered to materially increase the amount of equity it was investing in order to increase the likelihood of receiving a firm commitment letter on an expedited basis from a bank, but refused to entertain any break-up fee payable by Heritage and/or Parent. The Special Committee reviewed Heritage's and Parent's proposal and discussed Heritage's and Parent's request that the Company cover Heritage's and Parent's expenses in the event the Company entered into an agreement with another bidder before February 6, 1998 as opposed to afterwards.

  On January 31, 1998, the Special Committee spoke by telephone with a senior officer of one of the banking institutions considering providing financing for the transaction. This officer informed the Special Committee that such bank expected to be able to deliver a "highly confident" letter with respect to the proposed financing on February 2, 1998, expected to be able to deliver a form of firm commitment letter on February 2, 1998, and hoped to deliver a firm commitment to Heritage and Parent on February 4 or February 5, 1998. Another banking institution considering financing the transaction also stated to the Special Committee its interest in funding the transaction, particularly in light of the material increase in the amount of equity that Heritage was prepared to invest in the transaction. The Special Committee engaged in an extensive discussion concerning the best negotiating strategy for dealing with Heritage and Parent and, at the conclusion of the discussion, instructed DLJ to advise Heritage and Parent again that, if Heritage and Parent were to present a highly confident letter and a form of commitment letter and were to agree to a tender offer/merger structure, the Special Committee might be in a position to recommend signing an agreement with Parent on February 2, 1998. The Special Committee's position was presented to representatives of Heritage and Parent on January 31, 1998.

  On February 2, 1998, members of the Special Committee met in person with representatives of Heritage and Parent to discuss the current status of Heritage's and Parent's diligence efforts and the timing for receiving firm commitment letters from a financing source sufficient to close the transaction. Heritage and Parent indicated that, although they had not received a highly confident letter or an acceptable form of commitment letter, they expected to complete their remaining due diligence by the close of business on February 5, 1998 and that they expected to receive a firm financing commitment on February 4 or 5, 1998 and in any event by no later than February 6, 1998. The Special Committee indicated it was satisfied that Heritage's Parent's due diligence efforts were on schedule, but expressed its concern that it appeared to be unlikely that the Special Committee would receive a highly confident letter or the form of firm commitment letter from a banking institution on February 2, 1998. GD&C advised the Special Committee with respect to the issues that remained outstanding in the negotiation of the definitive Agreement and Plan of Merger. At the February 2, 1998 meeting, the Special Committee advised Heritage and Parent that, in light of the fact that they were unable to present a highly confident letter and form of commitment letter and because they were unwilling to consider the payment of a break-up fee to the Company if they were unable to obtain financing, the Special Committee would no longer consider executing a merger agreement containing a financing contingency and that it would negotiate with Heritage and Parent with a view towards executing a definitive agreement, without financing or diligence contingencies, as soon as possible during the week of February 2. Mr. Massimino stated to Heritage and Parent that the Special Committee would not recommend a transaction with any other bidder prior to February 6, 1998 without giving Heritage or Parent twelve hours advance oral notice.

  On February 2, 1998, DLJ informed the Special Committee that DLJ had had a discussion with representatives of the all-cash bidder, had discussed in some detail the issues that the all-cash bidder had stated were its reasons for reducing its bid price below $20.50 per share, and was told by the representative of the all-cash bidder that, assuming such issues could be resolved satisfactorily, the all-cash bidder would be prepared to entertain resubmitting its bid at or near the same price as (but no higher than) before its most recent price reduction. DLJ also stated to the Special Committee that, as of February 1, 1998, DLJ had not yet completed the analysis and review process necessary for it to render its fairness opinion to the Company Board.

  DLJ also informed the Special Committee that it had been contacted by a financing source that had been involved in the bid by Parent. That financing source stated to DLJ that it was no longer a part of the Parent bid and was interested in contacting at least one other entity which it believed had been a bidder for the Company. The financing source requested that the Special Committee waive, as to such financing source and as to such other bidder, the confidentiality provisions applicable to each so that they might conduct discussions and negotiations among themselves. The Special Committee discussed with GD&C and DLJ the appropriate response to such overture. The Special Committee determined that it was in the best interests of the Company and its shareholders to encourage as many valid bids as possible. Accordingly, the Special Committee directed DLJ to inform such financing source and such other bidder that the Company was waiving its rights under the confidentiality agreements that had been entered into, to the extent of allowing discussions and negotiations between such other financing source and such other bidder. The Special Committee also directed DLJ to inform Parent forthwith of such developments, in the interests of full disclosure and the maintenance of trust and confidence between the Company and Parent. In a subsequent conversation with Parent, the latter stated its view that such other financing source would be acting in violation of a confidentiality arrangement with Parent if such other financing source were to participate in another bid. Parent requested the Special Committee not to grant the waivers requested by such other financing source. The Special Committee refused this request by Parent, and so informed such other financing source and such other bidder, and advised Parent and the other financing source that the Special Committee's waiver was granted with the explicit understanding that it was not encouraging the financing source to breach any agreement with Parent and that any such agreement and/or breach would be left to Parent and the financing source to discuss and resolve.

  On February 3 and February 4, 1998, Parent continued its due diligence efforts, negotiations continued between the parties concerning the definitive transaction documents, and the Special Committee convened several times on both days to deliberate upon the status of the negotiations and the negotiating position that the Special Committee determined was best.

  During this period and the following days, Parent continued to receive information from its due diligence review of the Company that raised troubling issues for it, and Parent continued to assess the costs and risks in completing the acquisition. Various regulatory matters were considered by it, and the status of certain unexpectedly high payables and other financial issues were reviewed.

  On February 5, 1998, the Special Committee met with representatives of Heritage, Parent, Sutro and the Bank of Montreal. The representative of the Bank of Montreal stated that his bank was prepared to deliver a firm commitment letter, that there were no further approval processes required within his bank, that the Bank of Montreal would be the agent on this credit facility and that the Bank of Montreal was quite familiar with both the Company and Parent.

  At the February 5, 1998 meeting, the representatives of Heritage and Parent then described to the Special Committee a number of issues that, in their view, reduced the value of the Company below that which had been the basis of Heritage's and Parent's original bid, that as a result, Parent was reducing its bid to $20.75 per share, and that such offer would expire at noon, Pacific Standard Time on February 6, 1997. Counsel for Heritage and Parent then addressed the remaining issues concerning the definitive transaction documents. In particular, such counsel stated that Heritage and Parent now required that if the agreement were terminated because of a default by the Company that did not trigger the obligation to pay break-up fees, then the Company would fully reimburse Heritage and Parent for all of their expenses, including commitment fees, without a cap. Such counsel also stated that Heritage and Parent required that the Company make a representation and warranty that none of the information that had been supplied to Heritage and Parent, written or oral, contained any materially misleading statement and that such information did not fail to include any information that was necessary, in the context of the information that had been provided, to make the totality of such information not materially misleading. Such counsel also stated that Heritage and Parent insisted that a break-up fee would be payable to Parent if the Company willfully breached any representation, warranty or covenant and, within twelve months after the signing of definitive transaction documents with Heritage and Parent, entered into a transaction with any party with whom the Company had been in contact or to whom information had been supplied by the Company or its representatives on or after October 1, 1997. In addition, such counsel stated that Heritage and Parent required, as a condition of closing, that the Company obtain the consent of any landlord whose lease required consent to the transaction. Lastly, such counsel stated that Heritage and Parent required as a condition of closing that all regulatory approvals necessary to consummate the transactions and to continue the present business of the Company be obtained. Representatives of Heritage and Parent also indicated that if it were possible to negotiate an arrangement satisfactory to Parent and the Bank of Montreal whereby the Company's Senior Secured Notes would be amended and remain in place on a permanent basis, the shareholders of the Company would be entitled to be paid the difference, if any, between the "make-whole" payment provided for in the Company's Senior Secured Notes and the cost of obtaining the consent of the noteholders and the Bank of Montreal.

  Following Heritage's and Parent's presentation of their revised proposal, the representatives of the bidder were excused, but the Committee requested that Mr. Scott remain in order to answer certain questions to be posed by the members of the Special Committee. The Special Committee solicited Mr. Scott's views on the specific issues that had been raised by Heritage and Parent and the proposed price reduction that had been put forward by the representatives of Heritage and Parent.

  The Special Committee then excused Mr. Scott and discussed extensively the modified offer and the Special Committee's appropriate response thereto. The Special Committee directed DLJ to negotiate with Parent with a view to obtaining the maximum price per share that Parent was willing to pay. DLJ was also instructed to state the Special Committee's position with respect to each of the issues that had been raised by counsel to Heritage. In particular, the Special Committee instructed DLJ that the Special Committee was not prepared to accept an expense reimbursement obligation without a cap; that a broad "10b-5" representation and warranty was unacceptable and that the Special Committee's view was that, upon consultation with Mr. Scott and discussion with landlords on February 6, 1998, Parent ought to be able to accept definitive transaction documents without landlord consents as a condition to closing.

  DLJ engaged in extensive negotiations with a representative of Heritage and Parent and reported back to the Special Committee that Parent was prepared to raise its price to $21.00 per share and that, as to the other outstanding issues, Heritage and Parent were prepared to accept a cap of $2 million on their fees and expenses in case of a default by the Company on its representations, warranties or covenants not triggering an obligation of the Company to pay the break-up fee; that Parent was prepared to be flexible concerning its desire for a "10b-5" representation and that Parent was willing to be flexible, as well, with respect to the obtaining of landlord consents as a condition of closing, assuming Parent obtained sufficient comfort with respect to such matters prior to the execution and delivery of definitive transaction documents on February 6, 1998.

  On February 6, 1998, extensive negotiations occurred between counsel for the Company and counsel for Heritage and Parent with respect to the issues identified in the meeting of February 5, 1998. The Special Committee convened at 9:00 a.m. and was in continuous session until approximately 7:00 p.m. In addition to the members of the Special Committee, Mr. Amaral was invited to participate. During such meeting, representatives of GD&C described, at several points during the day, the state of negotiation concerning the open issues and reviewed with the Special Committee the specific terms of the transaction as summarized in materials sent to the Special Committee and Mr. Amaral on February 5, 1998. The Special Committee discussed in detail Mr. Scott's proposed ongoing role with Parent and his proposed investment in Parent. DLJ described to the Company Board its view of the unlikelihood of the Company's shareholders receiving a substantial portion or any of the "make-whole" payment. DLJ presented an extensive analysis of the transaction from a financial point of view. DLJ described the methods and analytical techniques it had used in conducting its work and concluded by informing the Special Committee that it was prepared to issue a fairness opinion to the Company Board with respect to the proposed transaction. The Special Committee conducted a detailed questioning of DLJ's analysis, with particular focus on DLJ's assumptions underlying its analysis.

  The Special Committee reconvened at 9:00 p.m. and received the report of GD&C concerning changes in the language of the transaction documents that had been negotiated since the Committee adjourned at 7:00 p.m. GD&C informed the Special Committee that negotiations had concluded on the merger agreement on terms that the Special Committee had previously stated that day to be acceptable to the Special Committee. Following further discussion, the Special Committee adopted a resolution recommending that the Company Board approve the transactions with Heritage and Parent on the terms contained in the definitive transaction documents, subject to receipt by the Company Board of DLJ's fairness opinion. The Special Committee then adjourned.

  Following the completion of the Special Committee meeting, the Company Board then convened, with Mr. Scott excluded from the meeting because of his interest in the transaction. The Special Committee reported to the Company Board its conclusions with respect to the transaction and stated its belief that the transaction represented the highest price and the best value reasonably obtainable and that, in its view, the transaction was in the best interest of the Company and its shareholders. The Special Committee discussed in detail the basis of its belief. DLJ stated that at $21.00 per share, and under the terms and conditions contained in the definitive transaction documents, it was the opinion of DLJ that the transaction was fair from a financial point of view to the Company's shareholders. DLJ noted that a full presentation of the underlying analysis supporting its fairness opinion had been presented beginning at approximately 2:00 p.m. to the Special Committee with Mr. Amaral present and that discussion and questioning by the Special Committee and Mr. Amaral had continued for several hours after such presentation by DLJ. DLJ noted that the proposed transaction was fully financed by the Bank of Montreal and that bridge financing was in place to cover the funds necessary to consummate the Offer. The Company Board questioned GD&C concerning the likely timing until closing of the transaction and other material terms of the transaction.

  The Company Board (with Mr. Scott absent) unanimously adopted resolutions approving the entry by the Company into the transactions and favorably recommended the transaction to the Company's shareholders. Mr. Scott was invited to join the meeting; a discussion occurred concerning an appropriate press release and Mr. Scott was informed that the Company Board had authorized and directed him to execute and deliver the definitive transaction agreements on behalf of the Company.

  The Merger Agreement was executed and delivered at approximately 11:00 p.m. on February 6, 1998. The Company and Parent issued a joint press release before the opening of the U.S. stock markets on February 9, 1998 announcing such execution and delivery. On February 13, 1998, Purchaser commenced the Offer.

2. RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER.

  The Company Board has, by the unanimous vote of all directors present (with Mr. Scott, who upon consummation of the Merger will become Chairman of the Board, an executive officer and a shareholder of Parent, absent during the vote), determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the holders of Shares, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company shareholders accept the Offer and tender their Shares. Mr. Scott was not present at the meeting at which the vote on the Merger and the Merger Agreement was taken. As set forth in the Merger Agreement, subject to the terms and conditions thereof, Purchaser will purchase any and all (or, in certain circumstances, the Revised Minimum Number of) outstanding Shares tendered prior to the expiration of the Offer if the conditions to the Offer have been satisfied (or waived).

 Recommendation of the Special Committee and the Company Board

  On February 6, 1998, the Special Committee unanimously recommended and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

  On February 6, 1998, the Company Board (with Mr. Scott not present or participating in discussion or voting because of his agreement with Parent to become chairman, an executive officer and a shareholder of Parent if the Offer is consummated) based upon, among other things, the unanimous recommendation and approval of the Special Committee and the fairness opinion received from DLJ, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and it determined that each of the Offer and the Merger is fair to, in the best interests of, and produces the highest value reasonably obtainable to, the shareholders of the Company and recommended that the shareholders of the Company accept the Offer and tender their Shares in the Offer.

SPECIAL COMMITTEE

  In reaching its determination referred to above, the Special Committee considered the following factors, each of which, in the view of the Special Committee, supported such determinations:

    (a) The historical market prices and recent trading activity of the Shares, including (i) that the Offer Price of $21.00 per Share represents a premium of approximately 29% over the $16.25 per Share closing price on January 30, 1998, which was seven days prior to the February 6, 1998 public announcement of the fact that the Company was near to concluding a definitive agreement for the sale of the Company at or about $21.00 per Share in cash, a premium of approximately 24% over the $16.88 per Share closing price on January 7, 1998, which was 30 days prior to such public announcement, a premium of approximately 33% over the $15.81 per Share closing price on December 8, 1997, which was 60 days prior to such public announcement, and a premium of approximately 29% and 31% over the average closing price for the one-month and three-month periods, respectively, preceding such date, (ii) that the Shares never traded on the Nasdaq Stock Market above $21.00 per share following such announcement, (iii) that the Shares have not traded on the Nasdaq Stock Market higher than $21.00 per share since October 21, 1996 and (iv) that the $21.00 price per share is payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's shareholders;

    (b) The history of the negotiations between the Special Committee and its representatives and Parent and its representatives, including (i) the Special Committee's belief that Parent would not further increase the Offer Price, and, accordingly, $21.00 per Share was, in the opinion of the Special Committee the highest price that could be obtained from Parent and
  (ii) the Special Committee's belief that further negotiations concerning price with Parent could cause Parent to abandon the Offer;

    (c) The opinion of DLJ that, based upon and subject to the various assumptions and limitations set forth therein, as of the date thereof, the $21.00 per Share to be received by the shareholders of the Company in the Offer and the Merger pursuant to the Merger Agreement was fair to the shareholders from a financial point of view, and the analyses presented to the Special Committee in connection therewith (See "SPECIAL FACTORS-- Opinion of Financial Advisor to the Company") (a copy of DLJ's opinion is attached hereto as Annex A, and shareholders are urged to read this opinion in its entirety);

    (d) The history of the negotiations with the stock-for-stock bidder and the all-cash bidder, and the absence of other bidders despite a substantial effort by DLJ to contact a large number of potential bidders;

    (e) The possibility that, because of: the lower than expected Company earnings for the second fiscal quarter ended December 31, 1997 and the six-month period ended December 31, 1997; the substantial uncertainty concerning whether the Company would be able to improve its performance in the six-months ended June 30, 1998; the frequency with which the Company had, in the past, not met its projected results; and the critical uncertainty regarding the contents of the federal government's forthcoming Prospective Payment System and its effect on future Company earnings, the consideration the Company's shareholders might obtain in a future transaction was likely to be less advantageous than the consideration they would receive pursuant to the Offer and the Merger;

    (f) The effect of the Minimum Condition that, without the consent of the Company, no change in the Offer may be made by Parent which decreases the $21.00 per Share payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in "THE TENDER OFFER--Certain Conditions of the Offer" or which broadens the scope of such conditions except as expressly provided in the Merger Agreement;

    (g) The review by the Special Committee of alternatives to the transaction with Parent, including remaining independent and remaining independent in connection with a leveraged recapitalization, in light of the fact that each of Messrs. Scott and Casey were unable to obtain viable proposals for a leveraged recapitalization of the Company involving REITs, and in light of the advice of DLJ that it was unlikely that any such transaction could be structured that would produce value to the Company's shareholders at levels similar to $21.00 per share;

    (h) The fact that Heritage was a signatory to the Merger Agreement, and had promised therein to provide up to $82 million in cash equity, together with the Company's receipt of a copy of an executed firm financing commitment letter from the Bank of Montreal in an amount which, in combination with the Heritage commitment, was sufficient to close the transaction, all of which affected the likelihood that the proposed acquisition would be consummated;

    (i) The terms and conditions of the Merger Agreement;

    (j) The fact that pursuant to the Merger Agreement, the Company is not prohibited from responding to any unsolicited requests for information, and may participate in discussions and negotiate with the entity or group making such request concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any of its subsidiaries or divisions, if such entity or group has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based on the advice of counsel, that it is required to do so in the exercise of its fiduciary duties under California Law, in which event, after giving notice to Purchaser, the Company may elect to terminate the Merger Agreement and pay the break-up fee provided for in the Merger Agreement; and

    (k) The structure of the transaction, which is designed, among other things, to result in receipt by the shareholders of the Company at the earliest practicable time of the consideration to be paid in the Offer and the fact that the per Share consideration to be paid in the Offer and the Merger is the same.

 Additional Considerations of the Board

  The members of the Board evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Board considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to assign relative weights to the foregoing factors and, accordingly, the Board did not do so. In addition to the factors listed above, the Board considered the fact that while consummation of the Offer and the Merger would result in the shareholders of the Company receiving a premium for their Shares over the trading prices of the Shares prior to the public announcement of the fact that the Company was close to entering into a definitive agreement for the sale of the Company at a price at or about $21.00 per share, consummation of the Offer and the Merger would eliminate any opportunity for shareholders of the Company to participate in the potential future growth prospects, if any, of the Company. The Board determined, however, that (a) the loss of opportunity is reflected in the price of $21.00 per Share, and (b) there are continued substantial business risks associated with independent operations and the healthcare regulatory and compensation environment that could materially negatively impact the Company's long-term financial prospects.

  In addition, the Board determined that the Offer and the Merger were the result of a process that was fair to the shareholders of the Company because, among other things, (a) a Special Committee was formed consisting of members of the Board of Directors who are neither employees of the Company nor were affiliated with any of the bidders, (b) the Special Committee conducted approximately 90 hours of meetings and conference calls during the 18 day period between the formation of the Special Committee and the execution and delivery of the definitive transaction documents, during which meetings the Special Committee evaluated and analyzed the bids, determined the negotiating strategy and reached informed conclusions based, in part, on the advice of its independent financial and legal advisors, (c) the Special Committee deliberated with respect both to the Offer and the Merger and a variety of alternative strategies, and (d) the $21.00 per share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and its representatives, on the one hand, and Parent on the other.

  IN LIGHT OF ALL THE FACTORS SET FORTH ABOVE, THE COMPANY BOARD HAS DETERMINED BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, (WITH MR. SCOTT, WHO UPON CONSUMMATION OF THE MERGER WILL BECOME CHAIRMAN OF THE BOARD, AN EXECUTIVE OFFICER AND A SHAREHOLDER OF PARENT, ABSENT DURING THE VOTE), THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF THE SHARES, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES THEREUNDER.

  NONE OF THE MEMBERS OF THE BOARD WHO VOTED TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY OF THE MEMBERS OF THE SPECIAL COMMITTEE, WERE EMPLOYEES OF THE COMPANY OR ITS SUBSIDIARIES.

3. OPINION OF FINANCIAL ADVISOR TO THE COMPANY.

  DLJ has acted as financial advisor to the Company in connection with the Offer and the Merger and delivered its oral opinion to the Company Board dated February 6, 1998, which was confirmed in writing on the same date (the "DLJ Opinion"), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the holders of Shares in the Offer and the Merger is fair to such shareholders from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS ANNEX A TO THIS OFFER TO PURCHASE AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

  The DLJ Opinion was prepared for the Company Board and addresses only the fairness of the Merger Consideration to be received by the holders of the Shares from a financial point of view. The DLJ Opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender in the Offer or how such shareholder should vote if a vote is taken on the Merger.

  DLJ was not requested by the Company Board to make, nor did DLJ make, any recommendation as to the amount or type of consideration to be received by the Company shareholders, which determination was reached through negotiations between the Company and Parent, in which negotiations DLJ advised the Company. No restrictions were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

  In arriving at the DLJ Opinion, DLJ reviewed the draft Merger Agreement dated February 5, 1998, including the exhibits thereto, as well as financial and other information that was publicly available or furnished to it by the Company, including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections for the Company for the period beginning June 30, 1997 and ending June 30, 2002 prepared by the management of the Company. In addition, DLJ compared certain financial and securities data of the Company with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company's Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by the Company or its representatives, or that was otherwise reviewed by DLJ. DLJ assumed that the financial projections regarding the Company supplied by its management to DLJ were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. DLJ assumed no responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to the Company.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of the date of its opinion. DLJ does not have any obligations to update, revise or reaffirm the DLJ Opinion. The DLJ Opinion does not address the relative merits of the proposed transaction and the other business strategies being considered by the Company Board, nor does it address the Board's decision to proceed with the Offer and the Merger.

  The following is a summary of the analyses undertaken by DLJ in preparing the DLJ Opinion.

  Common Stock Performance Analysis. DLJ's analysis of the performance of the Shares consisted of a historical analysis of closing prices and trading volumes since its initial public offering. Over the 52 weeks through January 30, 1998, the Shares traded between $10.63 and $17.88 (with a mean of $14.42) per share. Over the 90 days prior to January 30, 1998, the Shares traded between $15.00 and $17.00 (with a mean of $15.95) per share. Over the 30 days prior to January 30, 1998, the Shares traded between $15.25 and $17.00 (with a mean of $16.21) per share.

  Premium Analysis. DLJ evaluated the transaction contemplated by the Merger Agreement based on an analysis of premiums offered in comparable merger and acquisition transactions. DLJ's analysis indicated that for the transactions reviewed, the average premiums offered to the market price of the acquired company one day, one week and one month prior to announcement were: 19.8%, 25.3% and 34.0%, respectively, for comparable health care services transactions, and 22.4%, 29.3% and 38.3%, respectively for comparable long-term care transactions. The premiums implied in the Merger Agreement over the market price of the Shares one day, one week and one month prior to the announcement on October 22, 1997 that the Company had hired DLJ to evaluate strategic alternatives for the Company, are 26.3%, 30.8% and 47.4%, respectively. The purchase price offered by Parent of $21.00 for the Shares represents a premium of 29.2%, 31.3% and 25.8%, one day, one week and one month prior to February 2, 1998, respectively.

  Comparable Public Company Analysis. To provide contextual data on comparative market information, DLJ analyzed the operating performance of the Company relative to a group of selected companies comprised of eleven long-term care companies whose securities are publicly traded and that are deemed by DLJ to be reasonably similar to the Company: Advocat Incorporated, Beverly Enterprises, Centennial Healthcare, Harborside Healthcare, Health Care & Retirement, Manor Care Inc., Mariner Health Group, National Healthcare LP, Paragon Health Network, Sun Healthcare Group and Vencor Inc. (the "DLJ Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to the Company and the DLJ Comparable Companies utilizes the most recent financial statements publicly available for each company as of September 30, 1997.

  DLJ performed a valuation analysis of the Company, by applying certain market trading statistics for the DLJ Comparable Companies to the Company's historical and estimated financial results. DLJ examined certain publicly available financial data of the DLJ Comparable Companies, including (i) enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of latest 12 months ("LTM") revenues as of September 30, 1997, EBITDA and EBIT; and (ii) price to earnings ratios based on: (a) LTM earnings per share ("EPS") as of September 30, 1997, and (b) estimated fiscal year 1998 EPS. DLJ noted that as of September 30, 1997, the DLJ Comparable Companies were trading at implied multiples of enterprise value and earnings, as the case may be, in (i) a range of 0.4x to 2.5x (with a mean, excluding the high and low (the "Mean") of 1.2x) LTM revenues; (ii) a range of 5.5x to 14.8x (with a Mean of 9.7x) LTM EBITDA;
(iii) a range of 7.2x to 19.6x (with a Mean of 13.4x) LTM EBIT; (iv) a range of 9.6x to 37.4x (with a Mean of 21.9x) LTM EPS; and (v) a range of 7.0x to 23.5x (with a Mean of 15.9x) estimated fiscal year 1998 EPS. The acquisition price multiples for the Company exceed the Mean values of the DLJ Comparable Companies on an LTM and projected 1998 basis with multiples of: (i) 1.3x LTM revenue, (ii) 10.7x LTM EBITDA, (iii) 15.6x LTM EBIT, (iv) 27.9x LTM EPS and
(v) 20.6x analyst estimated fiscal year 1998 EPS or 22.2x adjusted management estimated fiscal year 1998 EPS.

  No company utilized in the comparable company analysis is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the DLJ Comparable Companies and the Company and other factors that could affect the public trading value of the DLJ Comparable Companies. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable company data.

  Comparable Transaction Analysis. DLJ performed an analysis of selected merger and acquisition transactions (the "DLJ Comparable Transactions") in the long-term care industry. Multiples reviewed in the DLJ Comparable Transactions consisted of (i) aggregate transaction value (defined as the equity value of the offer) as a multiple of (where available) LTM revenues, LTM EBITDA, and LTM EBIT, and (ii) aggregate purchase price (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) as a multiple of (where available) LTM net income. The DLJ Comparable Transactions were comprised of 21 transactions announced during the period 1994 to 1997. DLJ noted that the implied multiples of aggregate transaction value and aggregate purchase price, as the case may be, for these transactions were in
(i) a range of 0.9x to 2.4x (with a Mean of 1.5x) LTM revenue; (ii) a range of 8.7x to 14.1x (with a Mean of 10.8x) LTM EBITDA; (iii) a range of 11.1x to 22.9x (with a Mean of 14.8x) LTM EBIT; and (iv) a range of 17.8x to 40.8x (with a Mean of 25.3x)

LTM net income. The acquisition price multiples for the Company compare favorably with those of the DLJ Comparable Transactions with values of (i) 1.3x LTM revenue, (ii) 10.7x LTM EBITDA, (iii) 15.6x LTM EBIT and (iv) 28.5 LTM net income.

  No transaction utilized in the comparable transaction analysis is identical to the Offer and the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and the companies included in the DLJ Comparable Transactions and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable transactions data.

  Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the five-year period commencing January 1, 1998 and ending June 30, 2002 based on the stand-alone unlevered free cash flows of the Company. Unlevered free cash flows were calculated as the after-tax operating earnings of the Company, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital minus projected capital expenditures. This analysis was performed after DLJ adjusted the financial data presented by management to account for the McAllen acquisition and the impact of actual second quarter fiscal 1998 results whereby the Company's fiscal 1998 EBITDA may underperform projections by approximately $2.5 million. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 8.0x to 11.0x to the projected EBITDA of the Company in fiscal 2002. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 10.0% to 20.0%, representing an estimated range of the weighted average cost of capital of the Company and further adjusting for a higher level of risk. Based on this analysis, DLJ derived a summary enterprise valuation range for the Company of $183.8 million to $339.4 million. Based on this same analysis, DLJ calculated per share equity values of the Company ranging from $7.90 to $29.95.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses undertaken by DLJ in rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate facts summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analysis.

  DLJ was selected to render an opinion in connection with the Offer and the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placement and valuations for corporate and other purposes.

  Pursuant to a letter agreement between the Company and DLJ dated September 19, 1997 (the "DLJ Engagement Letter"), DLJ is entitled (i) a fee of $500,000 payable at the time DLJ notifies the Company that it was prepared to deliver an opinion with respect to the Offer and the Merger, irrespective of the conclusion reached therein, (ii) a fee of $50,000 for the delivery of each updating opinion after the first update delivered by DLJ, and (iii) a fee of approximately $2.25 million less the amount previously paid pursuant to (i) and (ii) above, based on an acquisition price for the Shares of $21.00 per share payable upon consummation of the Merger. In addition, the Company has agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of its counsel), which shall not exceed $100,000 without the Company's written consent, incurred by DLJ in connection with its engagement thereunder, whether or not the Offer or the Merger is consummated, and to indemnify DLJ for certain liabilities and expenses arising out of the Offer and the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and the Company believe are customary in transactions of this nature, were negotiated at arm's length between the Company and DLJ and the Company Board was aware of such arrangement.

  DLJ provides a full range of financial advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on the securities of the Company and/or Heritage for its own account and for the accounts of customers. An affiliate of DLJ, DLJ Fund Investment Partners, L.P., currently holds a limited partnership interest in Heritage with a committed capital of $1.0 million, representing less than one-third of one percent of Heritage's aggregate committed capital.

4. POSITION OF PURCHASER AND PARENT REGARDING FAIRNESS OF THE OFFER AND THE MERGER.

  Purchaser and Parent believe that the Offer Price is fair to the Company's shareholders. Purchaser and Parent base their belief on: (a) the fact that the Special Committee, consisting solely of independent directors, was appointed in connection with the Merger Agreement to represent the interests of shareholders, (b) the fact that the Special Committee was advised by independent financial and legal advisors, (c) the fact that the Company Board (with Mr. Scott absent during the vote), acting upon the unanimous recommendation of the Special Committee, and the Special Committee, based on the factors considered by the Special Committee set forth above, concluded that the Offer and Merger are fair to and in the best interests of the Company and the Company's shareholders, (d) the fact that Parent, Purchaser and the Company Board (through the Special Committee), with their respective financial and legal advisors, negotiated the terms of the Merger and the Merger Agreement with the Special Committee on an arm's-length basis over a period of time and (e) the fact that the consideration to be paid in the Offer and the Merger represents a premium of approximately 28.6% over the average reported closing price for the Shares on the 20 trading days prior to the public announcement of the Merger Agreement. Parent and Purchaser have reviewed the factors considered by the Special Committee and the Company Board in support of its decision described above and had no basis to question its consideration of or reliance on those factors. In reaching their conclusions, Parent and Purchaser also considered generally the current and historical market price for the Shares. Parent and Purchaser did not find it practicable to, and did not, assign relative weights to the individual factors discussed above in reaching their conclusion as to fairness. In light of the nature of the Company's business, Parent and Purchaser did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

5. PURPOSE AND EFFECTS OF THE OFFER AND THE MERGER; REASONS FOR THE OFFER AND THE MERGER.

  The purpose of the Offer and the Merger is for Parent indirectly to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest in the Company held by shareholders of the Company from such shareholders to Parent and to provide the shareholders of the Company with cash for all their Shares.

  Under California Law and the Company's Articles of Incorporation, the approval of the Board and, unless the Merger is consummated pursuant to the short-form merger provisions under California Law described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement. The Board (with Mr. Scott absent during the vote) has unanimously approved the Merger Agreement.

  Under California Law, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, pursuant to the Merger Agreement, the Company granted to Parent the Stock Option, which entitles Purchaser to purchase up to 19.99% of the Shares outstanding immediately prior to the exercise of the option at a purchase price of $21.00 per Share. The Stock Option may be exercised by Parent only if, upon such exercise, Purchaser and Parent would own directly or indirectly in the aggregate 90% or more of the outstanding Shares. In that event, the Minimum Condition would be satisfied and, following the purchase of Shares in the Offer, Purchaser would be able to effect a short-form merger under California Law, subject to the terms and conditions of the Merger Agreement. Purchaser currently intends to effect a short-form merger if it is able to do so.

  In the event the Minimum Condition is not satisfied on or before the tenth business day after all other conditions to the Offer have been satisfied, (A) the Minimum Condition shall be automatically amended to mean that number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal not less than 49.9% of the Shares then outstanding (calculated as of the Initial Expiration Date) shall have been validly tendered and not withdrawn prior to the expiration of the Offer, and (B) Purchaser will amend the Offer to provide that Purchaser will purchase, on a pro rata basis in the Offer, that number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal 49.9% of the Shares then outstanding (calculated as of the Initial Expiration Date) (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer). If only the Revised Minimum Number of Shares are purchased by Purchaser in the Offer, Purchaser would own upon consummation of the Offer 49.9% of the Shares then outstanding and would thereafter solicit the approval of the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger, although, as a practical matter, Parent may have the ability to assure approval of the Merger. See "SPECIAL FACTORS--Purpose and Effects of the Offer and the Merger; Reasons for the Offer and Merger".

  The Merger Agreement provides that, promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that the aggregate number of Shares so purchased by Purchaser bears to the total number of Shares then outstanding (on a fully diluted basis); provided, however, that notwithstanding the foregoing, until the Effective Time of the Merger, Parent and Purchaser will not cause the removal of John Brende, William Casey or Gary Massimino from the Board of Directors of the Company and shall permit such persons to remain as members of the Special Committee of the Board of Directors responsible for addressing on behalf of the Company any issues that arise under the Merger Agreement between the Company, on the one hand, and Parent and Purchaser, on the other hand. In the Merger Agreement, the Company has agreed to use its reasonable best efforts to cause Purchaser's designees to be so appointed or elected to the Board.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if a shareholder vote is required by California Law.

  If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

6. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

  It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

  Upon the consummation of the Merger, or shortly thereafter, Parent intends to refinance the Company's existing bank and other indebtedness with funds obtained under the credit arrangements contemplated by the Commitment Letter described in "THE TENDER OFFER--Source and Amount of Funds". Parent also expects to refinance the Bridge Loan contemplated by the Commitment Letter shortly after the Merger.

  It is also anticipated that, upon the consummation of the Merger, Mr. Scott, who is currently the Chief Executive Officer and a director of the Company, will become the Chairman of the Board, a senior executive officer and a shareholder of Parent. See "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger" and "SPECIAL FACTORS--The Merger Agreement and Related Agreements".

  At the Effective Time, the officers and directors of Purchaser shall become the officers and directors of the Surviving Corporation.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

  As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will increase to 100% and Parent will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Subsequent to the Merger, current shareholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

  The Shares are currently traded on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq National Market"). See "THE TENDER OFFER--Price Range of Shares; Dividends and Distribution". Following the consummation of the Merger, the Shares will no longer be quoted on the Nasdaq National Market and the registration of the Shares under the Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "THE TENDER OFFER--Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act". It is expected that if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

7. RIGHTS OF SHAREHOLDERS IN THE MERGER.

  Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Chapter 13 of California Law, may have certain rights to dissent and to require the Company to purchase their Shares for cash at fair market value. In general, holders of Shares will be entitled to exercise "dissenters' rights" under California Law only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of California Law will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under California Law relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the Merger. The value so determined could be more or less than the Merger Consideration. The foregoing summary of dissenters' rights does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 13 of California law included herewith as Annex B.

8. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

  In considering the recommendations of the Company Board and the Special Committee with respect to the Offer and the Merger and the fairness of the consideration to be paid under the Offer and in the Merger, shareholders of the Company should be aware that certain officers and directors of the Company have interests in the Offer and the Merger, including those referred to below, that present them with potential conflicts of interest. The Special Committee and the Company Board were aware of these potential conflicts prior to the approval and execution of the Merger Agreement.

  The following are the material contracts, agreements, arrangements or understandings, and actual or potential conflicts of interest, between the Company or its affiliates and (i) certain of the Company's executive officers, directors or affiliates or (ii) Parent and Purchaser and their respective executive officers, directors or affiliates:

 Executive Investment Plan for Mr. Scott.

  Mr. Scott is the beneficiary of an Executive Investment Plan (the "Scott Pension Plan") with the Company. Under the terms of the Scott Pension Plan, Mr. Scott was entitled to a vested benefit of $834,386 as of December 18, 1997. On December 19, 1997, the Company Board, in anticipation of a sale of the Company, voted to fully vest the remaining portion of the Scott Pension Plan and to cause the full pension benefit to be paid to Mr. Scott, in each case effective upon consummation of a sale of the Company. This action by the Company Board will result in an estimated additional $440,367 being available to Mr. Scott under the Scott Pension Plan assuming that the Effective Time of the Merger is March 31, 1998. The full benefit available under the Scott Pension Plan, estimated to be approximately $1,274,753, will be paid to Mr. Scott at the Effective Time.

 Stock Option Plan.

  Under the Company's Stock Option Plan, the Merger will result in each holder of an Existing Stock Option which is not then vested having the right, during the 10-day period immediately preceding the Effective Time, to exercise the option whether or not the option is then otherwise exercisable, but contingent on the actual consummation of the Merger. Under the Merger Agreement, the Company has agreed to amend the Company's Stock Option Plan to provide that all Existing Stock Options, whether vested or unvested, shall be converted into and become the right to receive a cash payment per Share for which the option is exercisable equal to the excess of $21.00 over the applicable exercise price of such option (less any applicable tax withholding requirements). As of February 11, 1998, the following principal executive officers and directors of the Company held options to acquire Shares as follows: Mr. Scott held options to purchase 300,000 Shares, of which 139,000 were unvested; David G. Schumacher held options to purchase 65,000 Shares, of which 42,000 were unvested; Derwin L. Williams held options to purchase 60,000 Shares, of which 30,000 were unvested; Michael H. Martel held options to purchase 45,000 Shares, of which 29,000 were unvested; Donald J. Amaral held options to purchase 20,000 Shares, of which 13,500 were unvested; John A. Brende held options to purchase 20,000 Shares, of which 12,500 were unvested; William J. Casey held options to purchase 20,000 Shares, of which 12,500 were unvested; and Gary J. Massimino held options to purchase 20,000 Shares, of which 14,500 were unvested. As of February 11, 1998, (i) the aggregate number of Existing Stock Options held by all of the foregoing directors and executive officers as a group was 540,000, of which 293,000 were unvested, (ii) the aggregate number of Existing Stock Options outstanding was 909,500, of which 490,300 were unvested and (iii) the average exercise price of the Company's Existing Stock Options was $18.30 per share ($17.50 for the vested options and $18.98 for the unvested options).

  A table showing beneficial ownership of Shares by Directors and Executive Officers of the Company is set forth in Schedule II to this Offer to Purchase.

 Special Severance Plan.

  The Company has established a Special Severance Pay Plan (the "Special Severance Plan") which will become effective upon the consummation of the Offer. The Special Severance Plan provides for the payment of severance benefits to participants whose employment is terminated as provided in the Special Severance Plan and supersedes all other severance pay practices or plans of the Company or any of its subsidiaries.

  Only those individuals who are both listed in the Special Severance Plan and who are employed by the Company or one of its subsidiaries as of the day prior to the purchase of Shares in the Offer will be a "Participant" in the Special Severance Plan. If a Participant's employment is terminated on or prior to the second anniversary of the purchase of Shares in the Offer either (i) by the Parent, the Company or a subsidiary other than for "Cause" or (ii) by such Participant for "Good Reason", such Participant will be entitled to receive the greater of (x) the applicable cash severance benefits provided in the Special Severance Plan and (y) the severance benefits to which such Participant would be entitled under a then effective severance program of the Parent, but in each case only if the Participant provides a standard form of general release as required in the Special Severance Plan. The Special Severance Plan defines "Cause" for termination of a Participant's employment as such Participant's dishonesty, fraud, willful misconduct, self-dealing, breach of fiduciary duty, failure, neglect or refusal to perform such Participant's duties in any material respect or conviction of a crime involving moral turpitude. The Special Severance Plan defines "Good Reason" for termination of a Participant's employment as a material diminution in such Participant's title, authority or responsibilities, a reduction in such Participant's base pay (except for across the board reductions affecting similarly situated employees), the relocation of such Participant's principal office to a location that increases his commute by more than 30 miles and the failure to continue to provide benefits substantially similar in value to those enjoyed at the purchase of Shares in the Offer (unless such Participant participates in other comparable benefits generally available to employees).

  The Special Severance Plan provides that a Participant who is entitled to severance pay under the plan shall receive, as a lump sum cash payment, an amount determined by taking the maximum number of months of severance pay to which such Participant is entitled under the Special Severance Plan (which varies from between two and twenty-four months depending upon the Participant) and, subtracting the number of whole months elapsed between the purchase of Shares in the Offer and the termination of employment of such Participant, and multiplying the result by such Participant's Base Pay (as defined in the Special Severance Plan).

  Under the Special Severance Plan, the following Participants who are executive officers of the Company would be entitled to a severance pay benefit of the amount indicated in the table below if such Participant's employment were terminated other than for Cause or by such Participant for Good Reason at the Effective Time:

                                                  NUMBER OF              TOTAL
                                                  MONTHS OF   MONTHLY  SEVERANCE
                   PARTICIPANT                  SEVERANCE PAY BASE PAY  BENEFIT
                   -----------                  ------------- -------- ---------
   William C. Scott............................       24      $33,333  $800,000
    Chairman and Chief Executive Officer
   David G. Schumacher.........................       12      $17,917  $215,000
    President
   Derwin L. Williams..........................       12      $15,167  $182,000
    Senior Vice President Finance
   Michael H. Martel...........................       12      $12,917  $155,000
    Senior Vice President Marketing

  The aggregate maximum severance benefit payable under the Special Severance Plan to the four executive officers listed above is $1,352,000. The aggregate maximum severance benefit payable under the Special Severance Plan to the Company's twelve Vice Presidents, Regional Vice Presidents and Pharmacy Presidents is $1,322,722. The aggregate maximum severance benefit payable under the Special Severance Plan to the Company's Center Administrators and Executive Director and Corporate Main Office Department Heads is $3,050,126. The aggregate maximum severance benefit payable under the Special Severance Plan to all employees of the Company is $7,710,748. The aggregate annual salary of all such persons is $8,788,164.

 Remuneration of Special Committee Members.

  In consideration of the substantial efforts of the Special Committee, on February 6, 1998, the Company Board (with Messrs. Massimino, Brande, Casey and Scott not participating) authorized payments to be made to Messrs. Massimino, Brende and Casey in amounts equal to $50,000, $40,000 and $40,000, respectively.

 Payment of Bonus to Mr. Scott.

  At a meeting of the Company's Board of Directors held on December 19, 1997, the Company's Board of Directors approved the payment of a special bonus in the amount of $100,000 (the "Bonus") to Mr. Scott upon the successful completion of a sale of the Company. The Bonus will become payable upon the consummation of the Merger.

 Agreement With Mr. Scott, Parent and Others.

  In connection with the transactions contemplated by the Merger Agreement, Mr. Scott entered into an agreement with Parent, Heritage and certain other persons providing for, among other things, Mr. Scott's equity ownership in, employment by and representation on the Board of Directors of Parent. See "SPECIAL FACTORS--The Merger Agreement and Related Agreements--Management Agreement".

 Indemnification.

  As allowed by the California Law, the Company's Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under

California Law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  The Company's Bylaws permit it to indemnify its directors and officers to the full extent permitted by law. In addition, the Company's Articles of Incorporation expressly authorize the use of indemnification agreements, and the Company has entered into separate indemnification agreements with each of its directors and its executive officers. These agreements require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the agreements require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  Pursuant to the Merger Agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor or the current or former directors or officers of the Company (and its subsidiaries) will be assumed by the Surviving Corporation and Parent shall cause the Surviving Corporation to maintain, for a period of not less than three years after the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company (or comparable policies with terms not less advantageous to such directors and officers), but is not required to expend in any given year more than 150% of the current annualized payments paid by the Company for such insurance.

 Related Party Transactions.

  During the past four years, the Company and Parent have purchased various health-related services from each other on an arms-length basis. The Company has provided pharmacy services to certain of Parent's skilled nursing facilities since July 1994. The approximate annual revenues from Parent's facilities to the Company were $1,900,000 in 1995, $2,500,000 in 1996 and $2,700,000 in 1997. Parent has provided physical, speech and occupational therapy services to certain of the Company's nursing centers. The approximate annual revenue from the Company to Parent from these services was $7,500,000 in 1995, $9,800,000 in 1996 and $10,300,000 in 1997. In 1998, Parent has
purchased approximately $260,000 in pharmacy services from the Company, and the Company has purchased no services from Parent.

  Mr. Scott, the Chairman and Chief Executive Officer of the Company, and Mr. Snukal, the Chairman and Chief Executive Officer of Parent, have known each other for more than ten years. On numerous occasions during that time they have met socially or to discuss the business relations between their companies.

9. THE MERGER AGREEMENT AND RELATED AGREEMENTS.

 The Merger Agreement.

  The following is a summary of the material terms of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser pursuant to Rule 14d-3 of the Exchange Act and the Transaction Statement on Schedule 13E-3 filed by Purchaser and Parent pursuant to Rule 13e-3 of the Exchange Act with the Commission in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule 14D-1" and the "Schedule 13E-3", respectively). Such summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides that if none of the events or conditions set forth in "THE TENDER OFFER--Certain Conditions to the Offer" (the "Conditions") shall have occurred and be existing, as promptly as practicable after, but in no event later then five (5) Business Days after, the public announcement of the execution of the Merger Agreement by the parties thereto, Purchaser is required to commence the Offer for all the outstanding Shares, at the Offer Price. Purchaser is required to use all commercially reasonable efforts to consummate the Offer. Purchaser shall accept for payment all outstanding Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the expiration of the Offer provided that all conditions to the Offer shall have been satisfied or waived by Purchaser. The obligation of Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer is subject only to the Conditions and to the Minimum Condition. Purchaser has expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the Offer Price, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to the Conditions or which broadens the scope of such Conditions except as provided below).

  The Merger Agreement provides that the Offer Price is to be paid net to the sellers of Shares in cash, less any required withholding of taxes, upon the terms and subject to the Conditions of the Offer. No Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

  The Merger Agreement provides that the Offer will expire at midnight, New York City time, on the date that is twenty Business Days (which means any day other than Saturday, Sunday or a federal holiday) after the Offer is commenced; provided, however, that without the consent of the Company Board, Purchaser may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required for any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date there shall not have been tendered that number of Shares which, together with Shares then owned directly or indirectly by Purchaser, would equal at least ninety percent (90%) of the Shares. If all of the Conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such Conditions are reasonably capable of being satisfied prior to July 31, 1998, Purchaser is required to extend the Offer from time to time until such Conditions are satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond July 31, 1998. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser has agreed to accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

  Pursuant to the Merger Agreement, in the event that the Minimum Condition is not satisfied on or before the tenth Business Day after all other Conditions have been satisfied, Purchaser has agreed that (i) the Minimum Condition will be automatically amended to mean that a number of Shares which, together with Shares then owned directly or indirectly by Purchaser, would equal not less than 49.9% of the outstanding Shares (calculated as of the Initial Expiration
Date) shall have been validly tendered and not withdrawn prior to the expiration date of the Offer, as extended as provided in clause (ii)(B) below, and (ii) Purchaser will forthwith amend the Offer (A) to provide that Purchaser will purchase, on a pro rata basis in the Offer, that number of Shares which, together with Shares then owned directly or indirectly by Purchaser, would equal 49.9% of the outstanding Shares (calculated as of the Initial Expiration Date) and (B) to extend the Offer for a period of not less than ten Business Days following the public announcement of such amendment of the Offer.

  Company Action. The Company has approved of and consented to the Offer. The Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth in the Merger Agreement, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, such approval constituting approval of the Offer, the Merger Agreement and the Merger for purposes of Section 1201 of California Law, and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser and approve and adopt the Merger Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Company Board by a majority vote determines in its good faith judgment, based on the advice of counsel, that it is required to do so in the exercise of its fiduciary duties under California Law.

  The Merger Agreement provides that the Company will file with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described above, and promptly mail the
Schedule 14D-9 to the shareholders of the Company. Notwithstanding anything to the contrary in the Merger Agreement, if the Company Board by majority vote determines in its good faith judgment, based on the advice of counsel, that it is required in the exercise of its fiduciary duties to withdraw, modify or amend the recommendation of the Board, such withdrawal, modification or amendment shall not constitute a breach of the Merger Agreement.

  Boards of Directors and Committees. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors as provided in the Merger Agreement) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Purchaser, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board and to cause Purchaser's designees to be so elected. At such times, the Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board to be represented on (i) each committee of the Company Board (other than any committee of the Company Board established to take action under the Merger Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, Parent and Purchaser have agreed that, until the consummation of the Merger, Parent and Purchaser will not cause the removal of Messrs. Brende, Casey or Massimino from the Board of Directors of the Company and shall permit such persons to remain as members of the Special Committee of the Board of Directors responsible for addressing on behalf of the Company any issues that arise under the Merger Agreement between the Company, on the one hand, and Parent and Purchaser, on the other hand.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with Delaware Law and California Law, at the Effective Time, Purchaser will be merged with and into the Company. The Merger Agreement provides that the Merger will become effective upon the later to occur of the filing of the Merger Agreement with the Secretary of State of the State of California or the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"). As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

  Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company, its subsidiaries or by Parent, Purchaser or any other subsidiaries of Parent, which will be canceled and extinguished without consideration, or Shares as to which appraisal rights are exercised) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the "Merger Consideration"). In addition, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of a class of capital stock of the Surviving Corporation with the same rights, powers and privileges as the share of capital stock so converted, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each Share or Option held by the Company as treasury stock or its subsidiary, as Parent, Purchaser or any subsidiary of Parent or Purchaser will be canceled and extinguished without consideration. Notwithstanding any other provision of the Merger Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing payment for such Shares in accordance with Chapter 13 of California Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive cash pursuant to the Merger Agreement.

  The Merger Agreement provides that the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Purchaser at the Effective Time will be the officers of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law. The Merger Agreement also provides that the Articles of Incorporation of the Company in effect at the Effective Time will be the Articles of Incorporation of the Surviving Corporation, and that the bylaws of the Company will be the bylaws of the Surviving Corporation, in each case, until amended in accordance with applicable law.

  Shares of Dissenting Holders. The Merger Agreement provides that notwithstanding anything to the contrary contained in the Merger Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under California Law and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of California Law ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to the terms of the Merger Agreement, unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under California Law. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of California Law. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under California Law, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Offer Price.

  Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Purchaser, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

  Exchange of Certificates. The Merger Agreement provides that a bank or trust company designated by Parent and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent"), for the benefit of the holders of Shares, for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Offer Price. The Merger Agreement provides that Parent will make available to the Exchange Agent from time to time the Merger Consideration to be paid in respect of the Shares.

  Pursuant to the Merger Agreement, as soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of
Certificates: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Offer Price, multiplied by (B) the number of Shares represented by such Certificate, which such holder has the right to receive, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Offer Price, multiplied by (B) the number of Shares represented by such Certificate. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration, provided, however, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

  The Merger Agreement further provides that the Merger Consideration paid upon the surrender for exchange of Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of the Merger Agreement or prior to the date thereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged.

  Pursuant to the Merger Agreement, any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with the terms of the Merger Agreement shall thereafter look only to Parent for payment of their claim for any Merger Consideration.

  Company Stock Options. The Merger Agreement provides that at the Effective Time, each Existing Stock Option issued pursuant to the Summit Care Corporation Stock Option Plan, as amended, of the Company (the "Company Plan"), whether vested or unvested, shall be converted into and shall become the right to receive a cash payment per Existing Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such Existing Stock Option (without taking into account whether such Existing Stock Option was in fact exercisable at such time), by (ii) the number of Shares into which such Existing Stock Option was exercisable immediately prior to the Effective Time (less any amounts required to be deducted pursuant to any applicable income and employment tax withholding requirements). At the Effective Time, all Existing Stock Options (including those options with an exercise price equal to or in excess of the Offer Price) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement.

  Conduct of Business Prior to Consummation of the Merger. Pursuant to the Merger Agreement, the Company Board has agreed not to permit the Company or its subsidiaries to conduct its business in any manner other than in the ordinary course of business and in a manner consistent with past practice. The Company has agreed that, among other things and subject to certain exceptions, between the date of the Merger Agreement and the Effective Time, other than with Parent's or Purchaser's prior written consent, the Company and its subsidiaries shall not, voluntarily or involuntarily, take any of the following actions:

    (i) amend its Articles of Incorporation and Bylaws;

    (ii) amend or modify (except as contemplated by the Merger Agreement) the terms of the Company Plan or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company common stock pursuant to the exercise of Existing Stock Options;

    (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any securities of the Company or of its subsidiaries;

    (iv) except in connection with the exercise or purchase options under existing leases, (A) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole and except for indebtedness not exceeding $250,000 in the aggregate; (B) except as described in the Merger Agreement, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries taken as a whole and except for obligations of its subsidiaries; (C) except for investments not exceeding $500,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (D) except as described in the Merger Agreement, pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (E) except as described in the Merger Agreement, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon except for liens securing indebtedness not exceeding $250,000 in the aggregate;

    (v) except as may be required by law or as contemplated by the Merger Agreement and except in connection with the hiring of officers (to replace any officer who retires or is terminated for any reason) or employees in the ordinary course of business, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, except as required under existing agreements and except for the payment of bonuses and severance payments in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units);

    (vi) except as described in the Merger Agreement or with the consent of Parent or Purchaser, which consent will not be unreasonably withheld, acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which have a value in excess of $5 million;

    (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (viii) except in connection with the exercise of purchase options under existing leases, (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (except for transactions having an aggregate value not exceeding $500,000 in the aggregate); (B) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1.0 million; provided, however, that none of the foregoing shall limit any capital expenditure already included in the Company's 1998 capital expenditure budget; or (C) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited by clauses (A) or (B) of this paragraph;

    (ix) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

    (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against, in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries at September 30, 1997 or incurred in the ordinary course of business consistent with past practice;

    (xi) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or

    (xii) take, or agree in writing or otherwise to take, any of the actions which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made.

  Other Potential Acquirors. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties (other than the parties to the Merger Agreement) conducted with respect to any offer or proposal for a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its Subsidiaries (each an "Acquisition Proposal"). The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, limited liability company or other entity or group pursuant to confidentiality agreements on terms no less favorable to the Company than the confidentiality agreement that has been entered into by and between the Company and Parent, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division thereof, if such entity or group has submitted a written proposal to the Company Board relating to any such transaction and the Company Board by a majority vote determines in its good faith judgment, based on the advise of counsel, that it is required to do so in the exercise of its fiduciary duties under California Law. The Company Board shall promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making the relevant Acquisition Proposal and set forth material terms thereof) Purchaser after (i) the Company has received any Acquisition Proposal or (ii) one of Messrs. Brende, Casey or Massimino has actual knowledge that any person has taken concrete steps that could reasonably be expected to result in an Acquisition Proposal, and thereafter shall keep Parent and Purchaser promptly advised of any development with respect thereto. Except as set forth above, neither the Company or any of its affiliates; nor any of its or their respective officers, director, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, limited liability company or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent and Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company, any subsidiary or any division of the Company or any subsidiary; provided, however, that nothing shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and provided further, however, that nothing shall prevent the Board from making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board, is required in the exercise of its fiduciaries duties under California Law, provided that the Company complies with the termination provisions of the Merger Agreement.

  Access to Information. The Merger Agreement provides that until the Effective Time, the Company will provide to Parent and Purchaser and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Purchaser to make such inspections as Parent and Purchaser may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent or Purchaser may from time to time reasonably request.

  Pursuant to the Merger Agreement, each of Parent and Purchaser has agreed that it will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated by the Merger Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Heritage dated October 31, 1997.

  Shareholders Meeting. The Merger Agreement provides that, if a vote of the Company's shareholders is required by law, the Company will, as promptly as practicable following the acceptance for payment of Shares by Purchaser pursuant to the Offer, take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") to consider and vote upon the approval of the Merger Agreement. The Company shall, promptly following the acceptance for payment of Shares by Parent pursuant to the Offer, prepare and file with the Commission a proxy statement for the solicitation of a vote of holders of Shares approving the Merger (the "Proxy Statement"), which shall include the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the written opinion of DLJ that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the Commission as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the shareholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Notwithstanding the foregoing, the Merger Agreement provides that if Parent, Purchaser and/or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 1110 of the California Law.

  Parent and Purchaser have agreed to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Purchaser or any subsidiary of Parent to be voted in favor of the Merger.

  Additional Agreements; Reasonable Efforts. Subject to the terms and conditions in the Merger Agreement, Parent, Purchaser and the Company agree to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, (a) cooperation in the preparation and filing of the
Schedule 14D-1, the Schedule 14D-9, the Schedule 13E-3, the Proxy Statement, any filings that may be required under the HSR Act and any amendments thereto;
(b) the taking of all action reasonably necessary, property or advisable to secure any necessary consents under existing debt obligations of the Company and its subsidiaries or to amend the notes, indentures or agreements relating thereto the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments, including the Merger Agreement, necessary to consummate the transactions contemplated thereby. Subject to the terms and conditions of the Merger Agreement, Parent and Purchaser agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote, if any, with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of the Merger Agreement, the proper officers and directors of each party shall take all such necessary action.

  Consents. The Merger Agreement provides that Parent, Purchaser and the Company each will use all commercially reasonable efforts to obtain consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by the Merger Agreement.

  Public Announcements. The Merger Agreement provides that Parent, Purchaser and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement, including, without limitation, the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange, Inc. or the NASDAQ Stock Market, as determined by Parent, Purchaser or the Company, as the case may be.

  Guarantee of Performance. Pursuant to the Merger Agreement, Parent has agreed to guarantee performance by Purchaser of its obligations under the Merger Agreement and the indemnification obligations of the Surviving Corporation (as described below).

  Financing Commitments. Subject only to the satisfaction of Parent's and Purchaser's conditions to consummation of the Offer, Heritage agreed in the Merger Agreement to provide to Parent and Purchaser not later than the purchase under the Offer $82 million of the funds necessary to purchase Shares in the Offer and/or the Merger.

  Parent and Purchaser represent in the Merger Agreement that Parent has also received a commitment letter from Bank of Montreal (the "Commitment"), to provide funds necessary to purchase the Shares, to refinance existing Company and subsidiary indebtedness and to pay any and all of the costs and expenses incurred and to be incurred by Parent and Purchaser in connection with the transactions contemplated by the Merger Agreement. See "THE TENDER OFFER-- Source and Amount of Funds".

  Other Financing Commitment. Pursuant to the Merger Agreement, Parent, Purchaser and Heritage have agreed to use their commercially reasonable efforts to consummate the transactions contemplated by the Commitment and to obtain the funding contemplated thereunder and, if the Commitment is terminated for any reason, then promptly to obtain another commitment letter or letters or similar documents covering at least the same amount of funds and for the same purpose, containing certain conditions excusing funding that are at least as restrictive on the issuer of such commitment letter or letters as those contained in the Commitment.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of the parties to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective
Time: (a) if required by California Law, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company; (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement shall have been either filed or received; (d) Purchaser shall have purchased the Shares pursuant to the Offer.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the Company's corporate organization and qualification, the Company's subsidiaries, capitalization, authority, filings with the Commission and other governmental authorities, financial statements, the absence of certain changes or events concerning the Company's corporate organization and qualification, the absence of undisclosed liabilities, the truth of information supplied by the Company, litigation, labor matters, employee benefit matters and ERISA, taxes, compliance with applicable laws, environmental matters, real property, intellectual property, insurance, state takeover statutes and related party transactions.

  Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the CGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

  The Merger Agreement further provides that Parent shall cause the Surviving Corporation to maintain in effect for not less than three years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum incurred by the Company in the twelve months ended December 31, 1997 with respect to such insurance.

  In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, Parent has agreed that it will make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with these terms.

  Employee Matters. Under the Merger Agreement, employees of the Company and its subsidiaries shall be treated after the Merger no less favorably under Parent's ERISA plans, to the extent applicable, than other similarly situated employees of Parent and its subsidiaries.

  For a period of one year following the Merger, Parent has agreed to, and to cause its subsidiaries to, maintain with respect to their employees who had been employed by the Company or any of its subsidiaries prior to the Effective Time and who remain employed following the Effective Time (i) base salary or regular hourly wage rates for each such employee at not less than the rate applicable immediately prior to the Merger to such employee, and (ii) employee benefits (as defined for purposes of Section 3(3) of ERISA), other than stock option plans) which are substantially comparable in the aggregate to such employee benefits provided by the Company and its subsidiaries immediately prior to the Merger.

  To the extent they participate under such plans, Parent and its subsidiaries have agreed to credit employees of the Company and its Subsidiaries for purposes of determining eligibility to participate or vesting under Parent's ERISA Plans with their service prior to the Merger with the Company and its subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger.

  Parent and Purchaser have also agreed to, and to cause the Surviving Corporation to, honor the Company's obligations to employees under the Employee Severance Plan.

  Neither Parent nor the Surviving Corporation is required to continue any specific plans or to continue the employment of any specific person.

  Parent Stock Option; Exercise; Adjustments. Subject to the terms and conditions set forth in the Merger Agreement, the Company has granted to Parent an irrevocable option (the "Parent Option") to purchase up to that number of authorized and unissued Shares equal to 19.99% of the Shares outstanding immediately prior to the exercise of the Parent Option (the "Option Shares") at a purchase price of $21.00 per Option Share (the "Option Price"). Subject to the conditions set forth below, the Parent Option may be exercised by Parent, in whole or in part, at any time or from time to time after the date on which Parent has accepted for payment the Shares tendered pursuant to the Offer and prior to the termination of the Merger Agreement.

  In the event of any change in the number of issued and outstanding Shares outstanding by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Option Shares and the Option Price shall be appropriately adjusted to restore Parent to its rights.

  The Merger Agreement provides that Company's obligation to issue and deliver the Option Shares upon exercise of the Parent Option is subject only to the following conditions:

    (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares shall be in effect;

    (ii) Any applicable waiting periods under the HSR Act, or other applicable United States or foreign Laws shall have expired or been terminated; and

    (iii) The number of Option Shares plus the number of Shares accepted for payment by Parent pursuant to the Offer will, upon issuance of the Option Shares, constitute at least ninety percent (90%) of the issued and outstanding Shares (provided, however, that, if the Offer has been consummated for the Revised Minimum Number, the condition contained in this clause (iii) will be deemed satisfied if, after the Offer has been consummated and prior to the consummation of the Merger, any Existing Stock Options have been exercised and, upon exercise of the Parent Option, the number of Option Shares to be purchased plus the number of Shares purchased by Parent pursuant to the Offer and the number of Shares then owned directly or indirectly by Parent will, upon issuance of the Option Shares, constitute 49.9% of the issued and outstanding Shares).

 Termination; Fees and Expenses.

  Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

    (a) by mutual written consent of Parent, Purchaser and the Company;

    (b) by Parent or Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

    (c) by Parent and Purchaser if, on or prior to July 31, 1998, due to an occurrence or circumstance which would result in a failure to satisfy any of the Conditions, Purchaser shall have (i) terminated the Offer or (ii) failed to pay for Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to Parent or Purchaser if either of them has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure referenced in this clause;

    (d) by the Company if, by July 31, 1998, Purchaser shall have failed to pay for the Shares properly tendered and not withdrawn pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to the Company if it has breached in any material respect its obligations under the Merger Agreement that in any manner shall have proximately contributed to the failure referenced in this clause;

    (e) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Purchaser set forth in the Merger Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, in either case which materially adversely affects (or materially delays) the consummation of the Offer,
  (ii) there shall have been a breach on the part of Parent or Purchaser of any of their respective covenants or agreements set forth in the Merger Agreement having a Material Adverse Effect (as defined below) on Parent or materially adversely affecting (or materially delaying) the consummation of the Offer, and Parent or Purchaser, as the case may be, has not cured such breach prior to the earlier of (A) ten days following notice by the Company thereof and (B) two Business Days prior to the date on which the Offer expires, provided that the Company has not breached any of its obligations in a manner that proximately contributed to such breach by Parent or Purchaser, or (iii) prior to the purchase of Shares pursuant to the Offer, the Company Board by a majority vote shall have determined in its good faith judgment, based on the advice of counsel, that it is required to do so in the exercise of its fiduciary duties under the CGCL, provided that such termination under this clause shall not be effective until payment of the required termination fee (see below), or

    (f) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer if (i) the Company Board withdraws or modifies in a manner materially adverse to Parent or Purchaser its favorable recommendation of the Offer or the approval or recommendation of the Merger or shall have recommended a Third Party Acquisition (as defined below), (ii) a Third Party Acquisition occurs, (iii) there shall have been a breach of any representation or warranty on the part of Company set forth in the Merger Agreement, or any representation or warranty of Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Material Adverse Effect on the Company or materially adversely affect (or delay) the consummation of the Offer or the Merger, (iv) there shall have been a breach on the part of the Company of its covenants or agreements set forth in the Merger Agreement having, individually or in the aggregate, a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and, with respect to clauses (iii) and (iv) above, the Company has not cured such breach prior to the earlier of (A) ten days following notice by the Parent or Purchaser thereof and (B) two Business Days prior to the date on which the Offer expires, provided that, with respect to clauses (iii) and (iv) above, neither Parent or Purchaser has breached any of their respective obligations in a manner that proximately contributed to such breach by the Company or (v) Parent or Purchaser shall have discovered that any information supplied to Parent or Purchaser by the Company (excluding, for such purposes, any projections or forecasts or other forward looking information supplied by the Company), at the time provided to Parent or Purchaser, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such misstatement or omission would have a Material Adverse Effect on the Company.

  As used in the Merger Agreement, "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as whole, on the one hand, or Parent and its subsidiaries on the other hand, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company or any of its subsidiaries, or the Parent and its subsidiaries, is engaged.

  In the event of the termination and abandonment of the Merger Agreement, the Merger Agreement shall become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions concerning fees and expenses (discussed below) and confidentiality. Nothing shall relieve any party from liability for any breach of the Merger Agreement.

 Fees and Expenses.

  In the event that the Merger Agreement shall be terminated pursuant to:

    (i) paragraph (e)(iii), above;

    (ii) paragraph (f)(i) or (ii) above; or

    (iii) paragraph (f)(iii) or (iv), above, as a result of a willful breach of any representation, warranty, covenant or agreement of the Company and, within twelve months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below), or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had discussions with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) during the period commencing on October 1, 1997 and continuing until such termination;

The Company has agreed to pay to Parent the amount of $7.0 million as liquidated damages (the "Break-Up Fee").

  "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 30% or more of the total assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of Shares resulting in such person holding at least 30% or more of the outstanding Shares.

  Upon the termination of the Merger Agreement prior to the purchase of Shares by Purchaser pursuant to the Offer pursuant to paragraph (f) above (unless such termination results in payment of the Break-Up Fee), the Company shall reimburse Parent, Purchaser and their affiliates (not later than ten Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $2.0 million, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). Parent and Purchaser have provided the Company with an estimate of the amount of such fees and expenses and, if Parent or Purchaser shall have submitted a request for reimbursement, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $2.0 million) within ten Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

  Upon the termination of the Merger Agreement pursuant to paragraph (e)(i) or
(ii) above, Parent shall reimburse the Company and their affiliates (not later than ten Business Days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $1.0 million, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). The Company has provided Parent with an estimate of the amount of such fees and expenses and, if the Company shall have submitted a request for reimbursement, will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested (not to exceed $1.0 million) within ten Business Days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course.

  Except as specifically provided in the Merger Agreement, each party has agreed to bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

  Amendment. The Merger Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

  Extension. The Merger Agreement provides that at any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights shall not constitute a waiver of such rights.

 Management Agreement.

  On February 6, 1998, Parent, Robert Snukal ("Mr. Snukal"), Sheila Snukal ("Mrs. Snukal"), Mr. Scott and Heritage entered into an Agreement (the "Management Agreement") with respect to certain aspects of the ownership and management of Parent. The Management Agreement provides, among other things, that the parties will execute definitive documents prior to the consummation of the Offer, or in certain cases at the effective time of the Merger, reflecting the terms set forth in the Management Agreement. The following summary is qualified in its entirety by reference to the Management Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 and the Schedule 13E-3. While the parties have agreed to execute final definitive agreements consistent with the Management Agreement, such final agreements may differ in certain respects from the terms of the Management Agreement, to the favor or disfavor of any of the parties.

  Capitalization of Parent. The Management Agreement provides that immediately prior to the consummation of the Offer, Heritage will invest $74,500,000 in cash in Parent, and the Snukals will invest $5,000,000 in cash in Parent in order to provide a portion of the capital needed to fund Purchaser's purchase of shares in the Offer. Promptly after the Effective Time of the Merger, Mr. Scott will invest approximately $2,500,000 in cash in Parent representing the full amount of the after-tax proceeds he will receive from the cash out in the Merger of all options to purchase shares of the Company's common stock held by him and the full after-tax proceeds from payments under the Scott Pension Plan received by him from the Company (see "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger"), which proceeds he expects to receive on or about the date of the Merger. Mr. Scott will receive a cash bonus from Parent to cover any tax cost relating to the cash out of his Company stock options to the extent that such bonus and related deductions are tax neutral to Parent. If, for any reason, the Snukals or Mr. Scott do not make these investments in Parent, Heritage has committed to increase its investment in Parent to cover any shortfall, up to an amount which would cause its aggregate investment in Parent in connection with the Offer and the Merger to equal $82,000,000.

  Effective immediately prior to the consummation of the Offer, the existing outstanding stock of Parent will be reorganized into, and the new cash invested in Parent will purchase, shares of Series A Common Stock (the "Series A Stock") of Parent at an effective purchase price of $1,265 per share. At the same time, the Snukals and Mr. Scott will purchase shares of Series B Non-Voting Common Stock (the "Series B Stock") for a nominal price per share. There will be no other equity securities of Parent outstanding. The Series A Stock and the Series B Stock will have the following general characteristics.

  Each share of Series A Stock will be entitled to aggregate distributions of $1,265 per share plus a 22% internal rate of return thereon from the date the Offer is consummated before any distributions are made on the Series B Stock. After the foregoing amounts have been distributed in respect of the Series A Stock, each share of Series B Stock will be entitled to a distribution of the same amount as was distributed in respect of each share of Series A Stock. After all of the foregoing distributions, the Series A Stock and Series B Stock will share any remaining proceeds on a pro rata basis.

  As of immediately prior to the consummation of the Offer, the Series A Stock will be owned as follows: Heritage will own 78,240 shares, the Snukals and certain other current stockholders of Parent will own 17,780 shares, and Mr. Scott will own 1,980 shares and will have an option to acquire 2,000 additional shares for a nominal price. As of the consummation of the Offer, the Series B Stock will be owned as follows: the Snukals will own 6,125 shares and Mr. Scott will own 4,649 shares.

  The Series B Stock will be subject to repurchase at cost by Parent upon a change of control of Parent, an initial public offering of its shares or other similar events (each, a "Trigger Event"), with the precise number of shares repurchased to be determined on a sliding scale based on the value of Parent's common equity at the Trigger Event in relation to certain value targets at various dates in the future. Under this arrangement, the holders of the Series B Stock will retain more shares of Series B Stock at the time of the Trigger Event the higher the value of Parent is at that time.

  Corporate Governance. The Management Agreement provides that the Board of Directors of Parent will, immediately prior to the consummation of the Offer, include one director designated by Mr. Scott (expected to be Mr. Scott) and two directors (but not less than 25% of the total number of directors) designated by Mr. Snukal. All other directors of Parent will be designated by Heritage.

  Stock Transfer Restrictions and Rights. The Management Agreement provides for stock transfer restrictions on shares of stock of Parent. The non-Heritage stockholders of Parent may not transfer their shares for four years after the consummation of the Offer except for certain estate planning transfers or, in the case of Mr. Snukal, until such time as he is terminated without cause by Parent. After the expiration of any such applicable period, Parent and the other stockholders of Parent will have a right of first refusal on transfers by the non-Heritage stockholders, except for estate planning transfers. If Heritage transfers its shares of Parent Stock in a transaction constituting a Trigger Event (other than an initial public offering of Parent), the other stockholders will have the right to participate on a pro rata basis with Heritage in such transfers. Heritage will also have the right to require all other stockholders to transfer their shares in a transaction constituting a Trigger Event.

  Registration Rights. The Management Agreement also provides that Heritage will have the right to require Parent on two occasions to effect the registration of Parent shares held by it under the Securities Act. The Snukals will have the right to cause Parent to effect one demand registration, in which Mr. Scott will have the right, at his election, to share on a pro rata basis.

  Employment Agreements for Key Management. The Management Agreement provides that immediately prior to the consummation of the Offer (or, in the case of Mr. Scott, at the effective time of the Merger), Parent will enter into new five year Employment Agreements with each of the Snukals and with Mr. Scott. In the case of Mr. Scott, the new Employment Agreement will not trigger any payment under the Company's Special Severance Pay Plan.

  Under the Employment Agreements with Parent, Mr. Snukal will serve as Chief Executive Officer of Parent, Mr. Scott will serve as Chairman of Parent, Mrs. Snukal will serve as Executive Vice President of Parent, and each will have duties consistent with such titles as specified by Parent's Board. Mr. Snukal will be entitled to a base salary at an annual rate of $500,000, and will be eligible for an annual bonus of up to $500,000 based upon the achievement of certain financial targets. Mrs. Snukal will be entitled to a base salary at an annual rate of $225,000, and will be eligible for an annual bonus of up to $125,000, based upon the achievement of certain financial targets. Mr. Scott will be entitled to a base salary at an annual rate of $450,000, and will be eligible for an annual bonus of up to $350,000 based upon the achievement of certain financial targets. All of the foregoing base salaries will be subject to annual consumer price index adjustments.

  The employment of each of Mr. Snukal, Mrs. Snukal and Mr. Scott may be terminated at any time by Parent's Board of Directors with or without cause. In the case of termination without cause (other than on death or disability), Parent will continue to pay their base salary (plus an additional $25,000 in the aggregate, in the case of such termination of both Mr. and Mrs. Snukal) for the duration of their scheduled term of employment. If Mr. Snukal is terminated without cause, Mrs. Snukal may, at her option, deem her employment to have been terminated without cause and receive the severance referred to in the preceding sentence. In the case of Mr. Scott, his severance will be reduced by the amount, if any, he is then due under the Company's Special Severance Pay Plan.

  The Employment Agreements will contain customary definitions of cause, confidentiality provisions and a three-year noncompetition covenant.

10. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss if the Shares constitute capital assets in the hands of the shareholder. Pursuant to recently enacted legislation, in the case of an individual holder of Shares, any such capital gain generally will be subject to a maximum United States federal income tax rate of (a) 20% if the holder's holding period in such shares was more than 18 months at the Effective Time, and (b) 28% if the holder's holding period was more than one year but not more than 18 months at the Effective Time or at the time of consummation of the Offer. Any such capital loss will be subject to certain limitations on deductibility for United States federal income tax purposes.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS OR WARRANTS TO ACQUIRE SHARES.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE UNITED STATES ALTERNATIVE MINIMUM TAX, STATE AND LOCAL, AND FOREIGN TAX LAWS.

                               THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all (or in certain circumstances, the Revised Minimum Number of) Shares validly tendered prior to the Expiration Date (as defined herein) and not withdrawn, as described under "THE TENDER OFFER--Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on March 13, 1998, unless and until Purchaser, in its reasonable judgment (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Offer is subject to the Minimum Condition and to certain other conditions. See "THE TENDER OFFER--Certain Conditions of the Offer".

  Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger and the Merger Agreement by the affirmative vote of the holders of the outstanding Shares, if required.

  Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the failure of any of the conditions specified in "THE TENDER OFFER--Certain Conditions of the Offer" to be satisfied, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See "THE TENDER OFFER--Withdrawal Rights".

  Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time,
(a) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply with any applicable laws, (b) to terminate the Offer and not accept for payment any Shares upon the failure of any of the conditions specified in "THE TENDER OFFER--Certain Conditions of the Offer" to be satisfied and (c) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

  If Purchaser extends the Offer, if Purchaser (whether before or after its acceptance for payment of the Shares) is delayed in its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer or if Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "THE TENDER OFFER--Withdrawal Rights". Purchaser acknowledges that (a) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (a) above), any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

  The Merger Agreement provides that Purchaser shall not, without the prior written consent of the Company, make any change in the terms or conditions of the Offer which would change the form of consideration to be paid, decrease the Offer Price or the number of Shares sought in the Offer, or impose additional or broadened conditions to the Offer other than those set forth in the Merger Agreement (it being agreed that a waiver by Purchaser of any condition, in its discretion, shall not be deemed to be adverse to the holders of Shares).

  The Merger Agreement provides that if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended by Purchaser from time to time without the consent of the Company (i) if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or (iii) for any other reason for not more than ten days beyond the latest expiration date applicable under the preceding clauses (i) or (ii) if on such expiration date there shall not have been tendered that number of Shares which, together with Shares then owned directly or indirectly by Purchaser, would equal at least 90% of the outstanding Shares. Purchaser has also agreed in the Merger Agreement to extend the time of the Offer to no later than July 31, 1998 if the conditions to the Offer are not satisfied at the expiration date thereof but are reasonably capable of being satisfied by such date.

  Purchaser has also agreed in the Merger Agreement that, in the event the Minimum Condition is not satisfied on or before the tenth business day after all other conditions to the offer have been satisfied, (A) the Minimum Condition shall be automatically amended to mean that a number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal not less than 49.9% of the Shares, shall have been validly tendered and not withdrawn prior to the expiration of the Offer, and
(B) Purchaser will amend the Offer to provide that Purchaser will purchase, on a pro rata basis in the Offer, that number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal 49.9% of the Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than 49.9% of the Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer).

  Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day (as defined herein) after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If (subject to the terms and conditions of the Merger Agreement) Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum 10-business-day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such 10-business-day period.

  Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the Offer Price, such increase in the Offer Price will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to the date of such increase, and, if at the time notice of such increase in the Offer Price is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10-business-day period.

  The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list, and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, any and all (or in certain circumstances, the Revised Minimum Number of) Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "THE TENDER OFFER--Withdrawal Rights") promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in "THE TENDER OFFER-- Certain Conditions of the Offer". Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the Commission, payment for, Shares in order to comply, in whole or in part, with any applicable law.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the Share Certificates or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at a "Book-Entry Transfer Facility" pursuant to the procedures set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares",
(b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined herein) and (c) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and

Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

  Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at a Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with a Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (a) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (a) the tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

    (c) in the case of a guaranteed delivery of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market, Inc. trading days after the date of execution of the Notice of Guaranteed Delivery.

  Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (a) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties, and which discretion may be delegated to the Depositary or other persons. In addition, Purchaser's or Purchaser's designees, interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  Appointment as Proxy. By executing a Letter of Transmittal, as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after February 6, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 13, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the paragraph below. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER-- Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares".

5. PRICE RANGE OF SHARES.

  The Shares are listed and principally traded on the Nasdaq National Market under the symbol "SUMC". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market.

                 DATE                                            HIGH     LOW
                 ----                                           ------- -------
   FISCAL 1996:
     First Quarter............................................. $25.500 $16.750
     Second Quarter............................................  24.500  19.375
     Third Quarter.............................................  24.000  16.500
     Fourth Quarter............................................  25.750  19.250
   FISCAL 1997:
     First Quarter............................................. $24.500 $18.250
     Second Quarter............................................  22.000  12.250
     Third Quarter.............................................  16.500  10.500
     Fourth Quarter............................................  16.000  12.000
   FISCAL 1998:
     First Quarter............................................. $16.125 $13.000
     Second Quarter............................................  18.250  14.000
     Third Quarter (through February 10, 1998).................  20.375  14.500

  On February 6, 1998, the last trading day prior to the announcement of the signing of the Merger Agreement, the closing price per Share as reported on the Nasdaq National Market was $18 3/8. The average sale price of the Shares for the 20 days prior to the public announcement of the proposed transaction was $16.33. As of February 12, 1998, no cash dividends were paid by the Company on the Shares or declared as payable on a future date. As of February 12, 1998, there were approximately 36 holders of record of the Shares.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of any remaining Shares held by the public. It is expected that, following the Offer, a large percentage of the outstanding Shares will be owned by Purchaser.

  Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

  Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market, with quotations published in the NASD Automatic Quotation System ("NASDAQ") "additional list" or in one of the "local lists". However, if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for the Nasdaq Stock Market reporting, and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Margin Regulations. The Shares may currently be "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which would have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition and in any event, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for de-registration under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission, and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with meetings of shareholders meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for reporting on The Nasdaq National Market.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information and projections, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

  General. The Company is a California corporation with its principal executive offices located at 2600 West Magnolia Blvd., Burbank, CA 91505.

  The Company principally operates skilled nursing care centers and assisted living centers located in California, Texas and Arizona. The skilled nursing care centers provide subacute, rehabilitative, specialty medical and skilled nursing care. The assisted living centers provide room and board, social and minor medical services in a secure environment and, in selected situations, provide care to early stage Alzheimer's residents. The Company also operates pharmacies which service skilled nursing care centers, assisted living centers and acute hospitals, both affiliated and non-affiliated in Southern California and Texas. In addition, the Company manages subacute care units in acute hospitals. The Company is incorporated under the laws of the State of California.

  At December 31, 1997, the Company operated 36 skilled nursing care centers with 4,872 beds. Twenty-nine centers are in California with 1,515 beds; 22 centers are in Texas with 3,207 beds and one center is in Arizona with 150 beds. Within its skilled nursing care centers, the Company has established separate units for specialty medical care and subacute: 15 units are dedicated to Alzheimer's and 36 units are for patients requiring services for such complex medical needs as oncology, pulmonary cardiac complications, wounds, respiratory therapy and intensive physical, speech and occupational therapies.

  At December 31, 1997, the Company operated five assisted living centers with 475 beds in California. Included in three of the centers are units dedicated to the needs of early stage Alzheimer's residents.

  At December 31, 1997, the Company operated two pharmacies in Southern California and through a joint venture, operates one in Texas. The pharmacies provide pharmaceutical products and services to 87 non-affiliated skilled nursing care centers, assisted living centers and acute hospitals located in Southern California and Texas. The pharmacies also provide products and services to the Company's skilled nursing care and assisted living centers. The Company manages subacute units in three acute hospitals.

  Directors and Officers. The name, address, principal occupation or employment, five-year employment history, and citizenship of each director and executive officer of the Company is set forth in Schedule II hereto.

  Financial Information. Set forth below is certain selected summary consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended June 30, 1997 (the "Company's 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q, as amended, for the quarter ended December 31, 1997 (the "Company's 10-Q"). More comprehensive financial information is included in the Company's 10-K, the Company's 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                        SELECTED CONSOLIDATED FINANCIAL
                              DATA OF THE COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FISCAL YEAR ENDED SIX MONTHS ENDED
                                                JUNE 30,        DECEMBER 31,
                                            ----------------- -----------------
                                              1997     1996     1997     1996
                                            -------- -------- -------- --------
CONSOLIDATED INCOME STATEMENT DATA
Net revenues..............................  $197,927 $176,062 $108,507 $ 95,088
Income before provision for income taxes..       188   11,761    4,681      853
Net income................................        69    7,309    2,832      516
Earnings per share
  basic...................................      0.01     1.08     0.42     0.08
  diluted.................................      0.01     1.06     0.41     0.08
CONSOLIDATED BALANCE SHEET
Total assets..............................  $250,516 $223,052 $267,420 $239,014
Working capital...........................    12,648   13,906   11,384   15,118
Property and Equipment (less accumulated
 depreciation and amortization)...........   181,193  164,923  194,553  173,489
Long-term debt (including current
 portion).................................   121,452  110,374  129,754  120,939
Shareholder's equity......................    81,412   81,286   84,721   81,802

--------

  Ratio Earnings to Fixed Charges; Book Value Per Share. The Company's ratio of earnings to fixed charges for the fiscal year ended June 30, 1997 was 1.74. The ratio of earnings to fixed charges for the fiscal year ended June 30, 1996 was 2.99. The ratio of earnings to fixed charges for the six months ended December 31, 1997 was 2.14. The Company's book value per Share was $11.29 as of June 30, 1997, $11.18 as of June 30, 1996 and $11.73 as of December 31,
1997.

  Certain Company Projections. In connection with Parent's and Purchaser's due diligence review of the Company and in the course of the negotiations between the Company, Parent and Purchaser described in "SPECIAL FACTORS--Background of the Offer, and the Merger" which led to the execution of the Merger Agreement, the Company provided Parent and Purchaser with certain projections of future operating performance of the Company which Parent and Purchaser believe are not publicly available. Such projections, which were prepared in the course of the Company's normal budget and planning process in June 1997, cover the five-year period beginning with 1998. Such information included, among other things, the Company's projection of net revenues, earning before interest, taxes, depreciation and amortization ("EBITDA") and net income as follows:

                                                YEAR ENDED JUNE 30,
                                    --------------------------------------------
                                      1998     1999     2000     2001     2002
                                    -------- -------- -------- -------- --------
                                                   (IN THOUSANDS)
   Total net revenues.............. $236,100 $255,300 $269,600 $282,700 $296,000
   EBITDA(1).......................   30,400   34,000   36,200   37,900   38,700
   Net income(1)...................    7,600   10,200   11,800   13,100   13,900

--------
(1) During the time negotiations with Parent were underway, the Company revised downward its EBITDA and net income projections for fiscal 1998 to $29,600 and $6,400, respectively, to reflect the Company's actual results of operations for the quarter ended December 31, 1997.

  THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" EXEMPTION FOR FORWARD-LOOKING STATEMENTS TO ENCOURAGE COMPANIES TO PROVIDE PROSPECTIVE INFORMATION ABOUT THEIR BUSINESSES, PROVIDED THAT SUCH STATEMENTS ARE IDENTIFIED AS FORWARD-LOOKING AND ACCOMPANIED BY MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. THE INFORMATION SET FORTH ABOVE IS FORWARD-LOOKING AND IS MADE PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

  THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO PARENT AND PURCHASER BY THE COMPANY. THE COMPANY HAS INFORMED PARENT AND PURCHASER THAT THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTS REGARDING PROJECTIONS AND FORECASTS. THE COMPANY HAS ALSO INFORMED PARENT AND PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO THE PARENT AND THE PURCHASER WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS WHICH THEMSELVES ARE BASED ON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, PURCHASER OR PARENT. THE PROJECTIONS WERE PREPARED IN JUNE 1997, AND, ACCORDINGLY DUE TO THE PASSAGE OF TIME AND CHANGES IN CIRCUMSTANCES, MANY OF THE ASSUMPTIONS ON WHICH THEY WERE BASED MAY NO LONGER BE VALID. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTIONS WERE BASED, NONE OF WHICH WERE APPROVED BY PARENT OR PURCHASER, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESS), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. AMONG OTHER THINGS, THE COMPANY'S FUTURE RESULTS OF OPERATIONS MAY BE IMPACTED BY CHANGES IN MEDICARE RATE REIMBURSEMENT RULES, THE IMPACT OF THE PROSPECTIVE PAYMENT SYSTEM, CHANGES IN CENSUS AND QUALITY MIX AT THE COMPANY'S FACILITIES, CHANGES IN STATE HEALTH CARE REGULATORY REQUIREMENTS AND OTHER MATTERS. THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE

MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. NONE OF PARENT, PURCHASER OR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF ANY OF SUCH PROJECTIONS. INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER PURCHASER NOR PARENT HAS RELIED ON THEM AS SUCH. NONE OF PARENT, PURCHASER OR THE COMPANY INTENDS TO PUBLICLY UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE. THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY, PARENT AND PURCHASER HAVE NOT EXAMINED, REVIEWED OR COMPILED THESE PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THEM.

  Additional Information. The Company is subject to the informational filing requirements of the Exchange Act, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, Options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's prescribed rates, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site on the internet at http://www.sec.gov.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

  Purchaser. Purchaser is a newly formed Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 11900 W. Olympic Boulevard, Suite 680, Los Angeles, CA 90064. All interests in Purchaser are or will be owned by Parent.

  Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser has been organized by Parent as a Delaware corporation and has minimal assets and capitalization.

  Parent. Parent is a Delaware corporation with its principal executive offices located at 11900 W. Olympic Boulevard, Suite 680, Los Angeles, CA 90064.

  Parent, through its subsidiaries, is engaged in the Business of operating skilled nursing facilities and therapy businesses. Currently, Parent operates a total of nine facilities, with an aggregate of 1,227 beds. All of Parent's skilled nursing facilities are located in the Los Angeles, California area. Parent's therapy businesses serve facilities throughout California.

  The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent, Purchaser and Heritage are set forth in Schedule I hereto.

  Except as set forth in this Offer to Purchase, neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

9. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required by the Purchaser to consummate the Offer and the Merger, to refinance certain outstanding indebtedness of the Company and of the Parent, to pay related fees and expenses, and to provide for the working capital needs of the Parent and its subsidiaries, is estimated to be approximately $332 million. The Offer and the Merger are not conditioned on obtaining financing. The Purchaser expects that it will obtain such funds from capital contributions to Purchaser by the Parent.

  An aggregate of $82 million of the funds required to consummate the Offer and the Merger will be obtained from equity investments in Parent by its current and future stockholders. It is expected that $74.5 million of these funds will be provided by Heritage, $5 million of these funds will be provided by the Snukals and $2.5 million of these funds will be provided by Mr. Scott. If, for any reason, the Snukals or Mr. Scott do not make these investments in Parent, Heritage has committed to increase its investment in Parent to cover any shortfall, up to an amount which would cause the aggregate equity investment in Parent in connection with the Offer and the Merger to equal $82 million. See "SPECIAL FACTORS--The Merger and Related Agreements".

  The Parent has received a letter (together with the related Summary of Terms, the "Commitment Letter") dated February 6, 1998 from Bank of Montreal ("BMO"), pursuant to which BMO has committed to provide the Purchaser and the Parent with financing in the aggregate amount of up to $250 million, which shall be the exclusive financing for the transactions except as expressly provided in the Commitment Letter. A copy of the Commitment Letter is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference, and the following summary of the Commitment Letter (including the Summary of Terms, which forms a part thereof) is qualified in its entirety by reference thereto.

  BMO has committed to fund the entire amount of the credit facilities described in the Commitment Letter, subject to the conditions described therein. Although not a condition to funding, BMO proposes to form one or more syndicates of financial institutions and other investors (collectively with BMO, the "Lenders"), who shall be reasonably acceptable to the Parent, to join with BMO in providing the financing. BMO will act as agent for the Lenders (the "Agent"). The commitment of the Lenders, which, after syndication will be several and not joint, will be allocated among the following facilities: (i) a non-revolving stock acquisition facility to be extended to the Purchaser in an amount equal to the lesser of $80 million and 50% of the fair market value of the shares of Company stock pledged as security ("Facility A"), for the sole purpose of acquiring the capital stock of the

Company; (ii) a $30 million term loan to be extended to the Parent for the purpose of refinancing existing indebtedness of the Parent ("Facility B"); and
(iii) Facility C to be extended to the Parent in an aggregate amount of up to $250 million ("Facility C"). Facility C will consist of (i) a $30 million revolving credit/term loan facility (the "Revolving Credit Tranche"), with a $4 million sublimit for letters of credit (with BMO as the issuing bank), (ii) a $50 million 6 year term loan facility ("Term Loan Tranche One"), (iii) a $90 million 8 year term loan facility ("Term Loan Tranche Two"), and (iv) an $80 million 6 month bridge loan facility (the "Bridge Loan Tranche"). The proceeds of Facility C will be used to refinance the Facility A and Facility B indebtedness, to refinance certain indebtedness of the Company, to pay fees and expenses not to exceed $28 million and to fund working capital and capital expenditure needs of the Parent and its subsidiaries and for other general corporate purposes.

  Facility A and Facility B will each mature on the earlier of August 7, 1998 and the effective date of the Merger. The Revolving Credit Tranche will mature 6 years after closing of Facility C. Term Loan Tranche One and Term Loan Tranche Two will be payable in installments as set forth in the Commitment Letter with a final maturity of 6 years from the Facility C closing for Term Loan Tranche One and 8 years from the Facility C closing for Term Loan Tranche Two. The Bridge Loan Tranche will mature 6 months from the Facility C closing, subject to extension for an additional 8 years upon payment of an extension fee equal to 3% of the principal amount so extended and provided there is not then any default. Extension of the Bridge Loan Tranche is also subject to the issuance of warrants (with customary antidilution protection, registration rights and certain so-called tag-along rights) on each 6 month anniversary that the Bridge Loan Tranche remains outstanding beyond its original 6 month term, which warrants shall be exercisable for nominal consideration for percentages of the fully diluted common equity of the Parent of between 1% and 3.5% on each such 6 month anniversary date (not to exceed 20% in the aggregate). Facility C is also subject to mandatory prepayment out of the net cash proceeds of certain asset sales, issuance of equity, subordinated debt or senior debt securities, as well as out of 85% of excess cash flow if a specified leverage ratio is exceeded. Term Loan Tranche two is subject to optional prepayment with a premium of 2% in the first year after closing, a premium of 1% in the second year after closing and at par thereafter. There is no premium applicable to prepayment of Term Loan Tranche One. The Bridge Loan Tranche shall be subordinate in right of payment to the other Facility C Tranches and will be issued pursuant to a separate credit agreement. Net cash proceeds of the issuance of subordinated debt will be applied first to the reduction of the Bridge Loan Tranche, with any excess applied to the Term Loan Tranche One and Term Loan Tranche Two in accordance with the Commitment Letter.

  The credit documents relating to the respective Facilities will contain customary representations, warranties, covenants (including covenants which may limit the ability of the Parent to pay dividends), events of default, remedies and provisions for changes in capital adequacy and capital requirements, reserves, indemnification rights and provisions for the payment of expenses.

  The closing of Facility A and Facility B will be subject to the satisfaction of the following conditions (as well as other customary conditions to closing): (i) the Purchaser shall have had tendered to it that percentage of the capital stock of the Company as shall be required to approve a merger under applicable law and shall have accepted the tender of not less than 49.9% of the capital stock of the Company, (ii) the Purchaser shall have received a cash equity contribution of not less than $82 million, (iii) the negotiation, execution and delivery of loan, security and guarantee documentation reasonably satisfactory to the Agent and the Purchaser, (iv) the perfection of a first lien on the collateral securing the applicable facility, (v) receipt of acceptable resolutions, opinions and other closing documents, (vi) there shall have been no amendments to the Merger Agreement, all conditions precedent to the Purchaser's obligations thereunder shall have been satisfied and none of such conditions shall have been waived without BMO's consent, and
(vii) Facility A shall have closed not later than March 6, 1998, although no borrowing is required to have been made by that date.

  The closing of Facility C will be subject to the satisfaction of the following conditions (as well as other customary conditions to closing): (i) the negotiation, execution and delivery of definitive loan, security and guarantee documentation reasonably satisfactory to the Agent and the Parent,
(ii) all conditions to the Merger set forth in the Merger Agreement shall have been satisfied without waiver and the Merger shall have been consummated with the survivor being a wholly-owned subsidiary of the Parent,
(iii) the corporate, capital and ownership structure of the Parent and its subsidiaries shall be as previously described to the Agent, (iv) the Lenders shall have received satisfactory certification from officers of the Parent as to the financial condition and solvency of the Parent and its subsidiaries;
(v) receipt by the Agent of satisfactory opinions of counsel, corporate resolutions, certificates and other documents as the Agent may reasonably require, and evidence of the perfection of the first priority liens on the collateral securing Facility C, other than owned real property, leaseholds and certain assets subject to third party consents, all as more particularly described in the Commitment Letter, and (vi) closing shall have occurred not later than August 7, 1998.

  The Commitment Letter provides that BMO shall be paid the following non-refundable fees (subject to certain adjustments as set forth in the Commitment Letter) in consideration of the issuance of the commitment: (i) $150,000 paid upon acceptance of the Commitment Letter by the Parent, (ii) $150,000 payable upon execution of the documentation for Facility A and Facility B, (iii) $900,000 payable upon the initial funding of Facility A, (iv) $450,000 payable upon the initial funding of Facility B, (v) $900,000 payable upon the initial funding of Facility C, which fee shall be increased to $1,350,000 if there has been no funding of Facility B, (vi) $500,000 less any amounts paid under clauses (i) and (ii) above upon the termination of the Merger Agreement pursuant to any of the sections referred to in Section 7.3(a) thereof, such fee to be payable upon (but only upon) receipt by the Parent of compensation pursuant to such Section 7.3(a) in at least the amount of such fee, and (vii) $1,600,000 upon the funding of the Bridge Loan Tranche (as defined below).

  The interest rates on Facility A and Facility B loans will be, at the borrower's election, either the Alternate Base Rate (defined as the higher of BMO's base rate and the Federal Funds rate plus 1/2% per annum) plus 175 bp.s or the applicable LIBOR (for one, two, three or six month LIBOR loans, as selected by the Borrower, subject to availability) plus 275 bp.s. By the terms of Facility C, the Parent may elect to have the interest rate on loans outstanding under the Revolving Credit Tranche and Term Loan Tranche One be the Alternate Base Rate or the applicable LIBOR, in each case plus an applicable margin which will vary between 175 bp.s and 275 bp.s for LIBOR loans and between 75 bp.s and 175 bp.s for Alternate Base Rate loans, depending upon the ratio of the sum of the Parent's total funded debt plus 8 times its operating rents to EBITDAR (the "Modified Leverage Ratio"). The interest rate on Term Loan Tranche Two loans will be the applicable LIBOR rate plus a margin of either 275 bp.s or 300 bp.s depending upon the Modified Leverage Ratio. The interest rate on the Bridge Loan Tranche loans will be, at the Parent's election, either the applicable LIBOR plus 550 bp.s for the first three months and 650 bp.s thereafter or the Alternate Base Rate plus the margin which would be applicable to Term Loan Tranche One loans less 100 bp.s. The Purchaser and the Parent, as the case may be, will pay a commitment fee of 50 bp.s on the unused portion of the Revolving Credit Tranche, payable quarterly in arrears. During the continuance of an event of default, a default interest rate shall apply equal to 2% above the rate otherwise in effect.

  Facility A will be secured by a first lien on all shares of capital stock of the Company acquired by the Purchaser and will be guaranteed by the Parent. Facility B, if drawn, will be secured by a first lien on all equity securities owned by the Parent in its subsidiaries. The lien on the subsidiaries' equity will also cross collateralize Facility A if, but only if, Facility B is drawn. Facility C (other than the Bridge Loan Tranche) will be secured by a first lien on all of the assets, tangible and intangible (subject to perfecting liens on real property owned and leased, and obtaining third party consents, on a post-closing basis), of the Parent and its subsidiaries, including all equity interests in subsidiaries, and will be guaranteed by all subsidiaries of the Parent. The Bridge Loan Tranche will be unsecured.

  The Purchaser and the Parent anticipate that Facility A and Facility B will be repaid with the proceeds of Facility C. The Parent anticipates that its obligations under Facility C will be repaid from a variety of sources, including, without limitation, internally generated funds, bank refinancing, proceeds from the potential disposition of assets and the public or private sale of debt or equity securities. The source and allocation of various methods of repayment will be determined and may be modified by the Parent based on market conditions and such other factors as the Parent may deem appropriate at the time.

10. DIVIDENDS AND DISTRIBUTIONS.

  As of the date hereof, the Company has not declared or paid any cash dividends or made any cash distributions.

  Pursuant to the Merger Agreement, the Company will not prior to the Merger, without the prior written consent of Parent or Purchaser, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of capital stock of, securities convertible into or exercisable for, or options to acquire equity securities of, the Company or any securities of any of its subsidiaries.

  Payment of dividends and distributions by the Company is subject to certain restrictions contained in agreements in respect of the Company's credit arrangements.

11. CERTAIN CONDITIONS OF THE OFFER.

  Purchaser is not required to accept for payment or pay for, and shall delay the acceptance for payment of, or the payment for, any Shares and, if required pursuant to the terms of the Merger Agreement, shall extend the Offer by one or more extensions until July 31, 1998, and may terminate the Offer at any time after July 31, 1998, if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) prior to the acceptance for payment of Shares, Purchaser makes a determination (which shall be made in good faith) that any of the following conditions exist:

    (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any state or federal government or governmental authority or by any U. S. court, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (i) restrains, prohibits, or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibits consummation of the Offer or the Merger, (ii) restrains, prohibits, or imposes material limitations on, the ability of Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Purchaser on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries, Purchaser or any of their respective affiliates, or (iii) otherwise has a Material Adverse Effect on the Company, Parent or Purchaser; or there shall be any litigation or suit pending by any person or governmental authority seeking to do any of the foregoing; or

    (b) (i) the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any "materially" limitations or references to "Material Adverse Effect" set forth therein) shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, but only if the respects in which the representations and warranties made by the Company are inaccurate and would in the aggregate have a Material Adverse Effect on the Company, (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement or (iii) any material adverse changes shall have occurred that have had a Material Adverse Effect on the Company; or

    (c) it shall have been publicly disclosed that any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 30% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger consolidation or other business combination with or involving the Company, any of its subsidiaries or any of their material assets; or

    (d) the Merger Agreement shall have been terminated in accordance with its terms;

    (e) prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing which, in the good faith judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

    (f) any authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, required in order to consummate the Offer or the Merger or to permit the Company and its subsidiaries to conduct their businesses after the Offer and the Merger as currently conducted, shall not have been filed, granted, given, occurred or satisfied.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company, neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Except as described under "THE TENDER OFFER--Certain Conditions to the Offer", Purchaser does not currently intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described under "THE TENDER OFFER--Certain Conditions to the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed herein. See Section 11.

  State Takeover Laws. The Company's principal executive offices are located in, and the Company is incorporated under the laws of, the State of California, which currently has no takeover statute that would apply to the Offer or to the Merger. However, there can be no assurances that California will not, prior to the completion of the Offer, adopt such a statute. Under California Law, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. The purpose of the Offer is to obtain 90% or more of the Shares and to enable Parent and Purchaser to acquire control of the Company.

  In the event the Minimum Condition is not satisfied on or before the tenth business day after all other conditions to the Offer have been satisfied, Purchaser has agreed that (A) the Minimum Condition shall be automatically amended to mean that a number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal not less than 49.9% of the Shares, shall have been validly tendered and not withdrawn prior to the expiration of the Offer, and (B) Purchaser will amend the Offer to provide that Purchaser will purchase, on a pro rata basis in the Offer, that number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would equal 49.9% of the Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than 49.9% of the Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer). In the event that Purchaser acquires the Revised Minimum Number of Shares, it may have, as a practical matter the ability to ensure approval of the Merger by the Company's shareholders.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

  Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER--Certain Conditions of the Offer."

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements.

  Pursuant to the HSR Act, Heritage, as ultimate parent of Purchaser and the Company intend to file Premerger Notification and Report Forms in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC on or about February 13, 1998. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Heritage. Assuming such filing is made on such date, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on February 28, 1998, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Heritage intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Heritage or the Company with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Heritage or the Company with such request. Thereafter, the FTC or the Antitrust Division must obtain a court order to prevent Purchaser from consummating the acquisition of Shares pursuant to the Offer. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer will be extended if at such time the conditions to the Offer described under "THE

TENDER OFFER--Certain Conditions to the Offer" and reasonably capable of being satisfied by July 31, 1998, and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "THE TENDER OFFER--Certain Conditions to the Offer."

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Purchaser, Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser and Parent relating to the businesses in which Parent and the Company and their respective subsidiaries are engaged, the Company, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

  Federal and State Healthcare Regulatory Authorities. The Company owns, operates and/or manages skilled nursing facilities, assisted living facilities and pharmacies. These facilities are operated in Arizona, California and Texas. The regulatory requirements of these jurisdictions require certain notices of or approvals prior to certain changes of ownership or control of management of any facilities or services. These regulatory requirements include, without limitation, those providing for licensure, participation in the Medicaid program, as well as federal laws regarding participation in the Medicare and Medicaid programs. To the extent that the consummation of the Offer or the Merger is determined to constitute any such change in ownership, control or management of the facilities under the applicable regulatory requirements, consummation of the Offer and the Merger would be subject to compliance with the regulatory requirements of the applicable state, as well as any applicable federal laws, and receipt, to the extent applicable, of any required approvals or other authorization. The state and federal requirements are subject to interpretation by the various agencies.

  Medicare. Pursuant to Federal Medicare Program Standards, the providers must notify the Medicare program as promptly as possible upon initiating negotiations for a change of ownership, but in no event later than 15 working days after the transaction causing the change in ownership occurs. When a provider undergoes a change in ownership, the provider must also file a final cost report no later than 45 days following the change in ownership. According to Medicare Program Standards, a transfer of corporate stock or a merger of another corporation into the provider or into the parent corporation of a provider does not constitute a change in ownership, and accordingly no Medicare filing requirement is anticipated with respect to the Offer or the Merger.

  Arizona. Under applicable Arizona law, neither the consummation of the Offer, the Merger nor the change of officers or directors of the Company or its subsidiaries requires any preapproval or reporting.

  California. Under applicable California laws, because the facilities and businesses of the Company are licensed through its wholly-owned subsidiaries, the Company is not required to obtain any approval of the Offer or the Merger, or make any report to any applicable California governmental agencies prior to the consummation of the Offer or the Merger. However, each subsidiary of the Company holding a California skilled nursing facility license will be required to submit a written application to the California Department of Health Services ("DHS") for any anticipated change of the officers or directors of the subsidiary at least thirty days prior to the anticipated date of change of officers or directors. California statutory law provides that DHS, upon receipt, shall approve or disapprove the application for change of officers or directors within thirty days, unless with just cause DHS extends the application review process. However, according to DHS, despite the statutory requirement, if the entity submitting an application for change of officers or directors is not informed by DHS within 30 days of the application that the application is either approved or disapproved, the application is deemed by DHS to be approved. Disapproval by DHS of any subsidiary's request to permit an individual to serve as a new officer or director of a skilled nursing facility will require the subsidiary to submit a new application until DHS approval (or deemed approval) is secured. Each subsidiary of the Company holding a pharmacy license will be required to give notice to the applicable regulatory authorities prior to a change of officers or directors.

  Texas. Under applicable Texas law, the consummation of the Offer, the Merger and the change of officers or directors of Summit or its subsidiaries will not require any approval of or notification to any state governmental agencies in charge of licensing prior to the consummation of the Offer or the Merger with respect to any facility licensed in Texas by a subsidiary of the Company. Such approval will, however, be required with respect to any facilities licensed by the Company. Currently, the Company holds licenses for three of its skilled nursing facilities in Texas which, if they continue to be held by the Company at the consummation of the Offer or Merger may require change of ownership approval by the state to the Offer or the Merger. The Company has previously sought approval to change ownership of these three facilities to its subsidiaries. In one case, the change of ownership application was approved and is expected to proceed pending completion of routine paper work. The application for change of ownership of the other facilities was not approved pending correction of certain deficiencies that were found by the state agency. It is not possible now to predict whether one or more change of ownership applications will be approved or completed before the consummation of the Offer or the Merger. If one or more are not approved, the consummation of the Offer or the Merger could ultimately result in the loss of license for one or more of those facilities, and it is expected that under conditions to the Offer described in "THE TENDER OFFER--Certain Conditions of the Offer", the consummation of the Offer and the Merger may not occur until such approval was obtained. The need for such approval could result in substantial delay in the consummation of the Offer or could result in the conditions to the Offer not being satisfied. See "THE TENDER OFFER--Certain Conditions of the Offer."

13. FEES AND EXPENSES.

  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  The Merger Agreement provides, except in certain cases in which the Merger is not consummated, as summarized under "SPECIAL FACTORS--The Merger Agreement and Related Agreements", that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by the Merger Agreement are consummated.

  Sutro is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay Sutro a fee of $150,000 for its services as Dealer Manager and a fee of approximately $3,545,000 for financial advisory services. If the Merger Agreement is terminated under circumstances requiring the Company to pay a Termination Fee to Parent, Parent has agreed to pay Sutro an amount equal to $1,000,000. Parent has also agreed to reimburse Sutro for all out-of-pocket expenses incurred by Sutro, including the reasonable fees and disbursements of legal counsel, and to indemnify Sutro against certain liabilities and expenses in connection with its engagement.

  Purchaser and Parent have retained Morrow & Co., Inc., as the Information Agent, and Harris Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview, and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

  As compensation for acting as Information Agent, Purchaser will pay Morrow & Co., Inc. a reasonable and customary fee and Morrow & Co., Inc. will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under United States federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  The following is an estimate of expenses to be incurred in connection with the Offer and the Merger:

        EXPENSES TO BE PAID BY PURCHASER AND ITS AFFILIATES:
Printing and Mailing................................................ $  125,000
Advertising......................................................... $   75,000
Filing Fees......................................................... $   28,600
Financial Advisor................................................... $3,545,000
Dealer-Manager Fees................................................. $  150,000
Depositary Fees..................................................... $   25,000
Information Agent Fees.............................................. $   10,000
Legal Fees.......................................................... $  900,000
                                                                     ----------
  Total............................................................. $4,858,600
                                                                     ==========
                EXPENSES TO BE PAID BY THE COMPANY:
Financial Advisor................................................... $2,300,000
Legal Fees.......................................................... $  510,000
Miscellaneous....................................................... $   31,000
                                                                     ----------
  Total............................................................. $2,841,000
                                                                     ==========

14. MISCELLANEOUS.

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid United States state statute. If Purchaser becomes aware of any such valid United States state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such United States state statute. If, after such good faith effort, Purchaser cannot comply with any such United States state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Parent and Purchaser have filed the Schedule 14D-1 and the Schedule 13E-3, and the Company has filed the Schedule 14D-9. The Company's recommendation with respect to the Offer and other information required to be disseminated to shareholders of the Company pursuant to Rule 14d-9 under the Exchange Act is contained in this Offer to Purchase. Such statements, which furnish certain additional information with respect to the Offer, may be examined and copies may be obtained at the same places and in the same manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company" (except that they will not be available at regional offices of the Commission). The Schedule 14D-1 and the Schedule 13E-3, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "THE TENDER OFFER-- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          FV-SCC ACQUISITION CORP.
February 13, 1998

                                  SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                       OF PURCHASER, PARENT AND HERITAGE

  1. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each person currently expected to be a director or executive officer of Purchaser. Each such individual is a citizen of the United States and has held the positions as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser.

                                             PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT, MATERIAL POSITIONS HELD
         NAME AND ADDRESS                       DURING THE PAST FIVE YEARS
         ----------------                  -----------------------------------
 1.  Robert M. Snukal           Mr. Snukal has served as Chairman, Chief Executive
      Fountain View, Inc.       Officer, President and a Director of Parent and its
      11900 W. Olympic Blvd.    subsidiaries for the past five years. Mr. Snukal is
      Suite 680                 President, Treasurer and a Director of Purchaser.
      Los Angeles, CA 90049
 2.  Michel Reichert            Mr. Reichert has served as General Partner, President and
      Heritage Partners, Inc.   Director of Heritage Partners Management Company, Inc.
      30 Rowes Wharf            since December 1993. Mr. Reichert is a Member and Manager
      Suite 300                 of HF Partners II, L.L.C. which is the General Partner of
      Boston, MA 02110          Heritage. He is also a Director of Parent and Purchaser.
                                From 1988 to December 1993, Mr. Reichert served as
                                Managing Director of BancBoston Capital.
 3.  Mark J. Jrolf              Mr. Jrolf has served as Partner and Vice President of
      Heritage Partners, Inc.   Heritage Partners Management Company, Inc. since February
      30 Rowes Wharf            1997, and as a Vice President from September 1996 to
      Suite 300                 January 1997. Mr. Jrolf is a Member of HF Partners II,
      Boston, MA 02110          L.L.C. which is the General Partner of Heritage. He is
                                also a Director of Parent and Purchaser. From September
                                1993 to September 1996, Mr. Jrolf served as an Engagement
                                Manager at McKinsey & Co.

  2. Directors and Executive Officers of Parent. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such individual is a citizen of the United States and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Effective immediately prior to the consummation of the Offer, Mr. Abrahams will resign as a director of Parent, Mr. Scott will become a director of Parent (see Schedule II), and Peter Z. Hermann and Michael F. Gilligan will become directors of Parent (see Part 3 of this Schedule I).

                                             PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT, MATERIAL POSITIONS HELD
         NAME AND ADDRESS                       DURING THE PAST FIVE YEARS
         ----------------                  -----------------------------------
 1.  Robert M. Snukal           See Part 1 of this Schedule I.
 2.  Sheila S. Snukal           Mrs. Snukal has served as Vice President/Director of
      Fountain View, Inc.       Operations and a Director of Parent and its subsidiaries
      11900 W. Olympic Blvd.    for the past five years.
      Suite 680
      Los Angeles, CA 90049
 3.  Michel Reichert            See Part 1 of this Schedule I.
      Heritage Partners, Inc.
      30 Rowes Wharf
      Suite 300
      Boston, MA 02110
 4.  Mark J. Jrolf              See Part 1 of this Schedule I.
      Heritage Partners, Inc.
      30 Rowes Wharf
      Suite 300
      Boston, MA 02110
 5.  Keith Abrahams             Mr. Abrahams has served for the past three years as Chief
      Fountain View, Inc.       Financial Officer and currently as President of
      11900 W. Olympic Blvd.    Locomotion Therapy, Inc., a subsidiary of Parent. Before
      Suite 680                 that, he was a partner of Wilshire Economic Services, a
      Los Angeles, CA 90049     litigation support firm. He is currently a Director of
                                Parent.

  3. Directors and Executive Officers of Heritage. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each director and executive officer of Heritage. The current business address of each individual is Heritage Partners, Inc. 30 Rowes Wharf, Suite 300, Boston, MA 02110. Unless otherwise indicated, each such individual is a citizen of the United States and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Heritage.


                                        PRESENT PRINCIPAL OCCUPATION OR
                                      EMPLOYMENT, MATERIAL POSITIONS HELD
       NAME AND ADDRESS                    DURING THE PAST FIVE YEARS
       ----------------               -----------------------------------
 1.  Michel Reichert       See Part 1 of this Schedule I.
 2.  Peter Z. Hermann      Mr. Hermann has served as General Partner, Vice President
                           and Director of Heritage Partners Management Company,
                           Inc. since December 1993. Mr. Hermann is a Member and a
                           Manager of HF Partners II, L.L.C. which is the General
                           Partner of Heritage. From September 1979 to December
                           1993, Mr. Hermann served as a Director of BancBoston
                           Capital.
 3.  Michael F. Gilligan   Mr. Gilligan has served as General Partner, Vice
                           President and Director of Heritage Partners Management
                           Company, Inc. since December 1993. Mr. Gilligan is a
                           Member and a Manager of HF Partners II, L.L.C. which is
                           the General Partner of Heritage. Prior to December 1993,
                           Mr. Gilligan was with BancBoston Capital.
 4.  Mark J. Jrolf         See Part 1 of this Schedule I.
 5.  T. Brook Parker       Mr. Parker has served as Partner of Heritage Partners
                           Management Company, Inc. since February 1997, and a Vice
                           President from January 1994 to January 1997. Mr. Parker
                           is a Member of HF Partners II, L.L.C. which is the
                           General Partner of Heritage. From June 1992 to December
                           1993, Mr. Parker served as an Assistant Vice President of
                           BancBoston Capital.

                                  SCHEDULE II

                       DIRECTORS AND EXECUTIVE OFFICERS
                                OF THE COMPANY

  Directors and Executive Officers of the Company. The following table, which contains information taken from the Company's Proxy Statement dated January 12, 1998 filed with the Commission, sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Company. The current business address of each person is 2600 W. Magnolia Boulevard, Burbank, California, 91505. Each such person is a citizen of the United States and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Company.

  The following table gives certain information as to each person who is a director:

                                                                       DIRECTOR
        NAME                                                       AGE  SINCE
        ----                                                       --- --------
   William C. Scott...............................................  60   1986
   Donald J. Amaral...............................................  45   1991
   William J. Casey...............................................  52   1993
   John A. Brende.................................................  50   1993
   Gary L. Massimino..............................................  61   1995

  Mr. Scott became Chief Executive Officer of the Company in May 1994 and Chairman of the Board in December 1995. Mr. Scott served as President of the Company from December 1985 until January 1996 and held the office of Chief Operating Officer from December 1985 until May 1994. Mr. Scott served as Senior Vice President of Summit Health Ltd. ("SHL"), the Company's former parent company, from December 1985 until its acquisition by OrNda Health Corp. ("OrNda") in April 1994. Mr. Scott is a director of Fairfield Communities, Inc.

  Mr. Amaral has been President and Chief Executive Officer of Coram Healthcare Corp since October of 1995. From April 1994 until August 31, 1995, Mr. Amaral served as President and Chief Operating Officer of OrNda. Mr. Amaral served as President and Chief Executive Officer of SHL from October 1989 and Chief Executive Officer of SHL from October 1991 until April 1994, when OrNda acquired SHL. Mr. Amaral served as Chairman of the Board of the Company from May 1994 until December 1995 and as the Company's Chief Executive Officer from May 1991 to May 1994.

  Mr. Casey is Chief Executive Officer of William J. Casey, Inc., and has served as a consultant in the healthcare industry, specializing in hospital management evaluation, hospital planning, managed care contracting and turnaround services. From 1986 to the present, Mr. Casey has also served as Contract Administrator for Emergency Department Physicians' Medical Group, Inc. and affiliated medical groups, which provide physician services to non-governmental facilities. From 1988 to the present, Mr. Casey has served as Contract Administrator for NP Medical Group, Inc., which provides physician services to governmental facilities. Mr. Casey also serves as a director of Coram Healthcare Corp. and TriCo Bancshares.

  Mr. Brende is Chairman, President and Chief Executive Officer of J.A.B. Industries, Inc., a real estate development and construction company, which is wholly-owned by him, as well as managing partner in various real estate partnerships.

  Mr. Massimino is a financial consultant. He served as Executive Vice President and Chief Financial Officer of Regency Health Services, Inc. from April 1994 until December 31, 1995. He was Executive Vice President and Chief Financial Officer of Care Enterprises, Inc. from February 1990 until April 1994.

  The executive officers, who are not also directors are:

             NAME                               POSITION                    AGE
             ----                               --------                    ---
   David G. Schumacher,        President and Chief Operating Officer         41
    Jr. .....................
   Derwin L. Williams........  Sr. Vice President-Finance, Chief Financial   60
                               Officer and Treasurer
   Michael H. Martel.........  Sr. Vice President-Marketing                  35
   John L. Farber............  Vice President-Controller, Chief Accounting   47
                               Officer and Secretary

  David G. Schumacher, Jr., has been President and Chief Operating Officer of Summit Care Corporation since January 1, 1997 and previously served as Sr. Vice President-Operations and Chief Operating Officer from January 1, 1996. Prior to joining the Company, Mr. Schumacher was the Vice President of Operations at Arbor Health Care Company. He also spent ten years in various operations capacities at Manor Care.

  Derwin L. Williams was appointed Vice President-Finance and Chief Financial Officer of the Company on July 1, 1993, Treasurer on May 10, 1994 and Senior Vice President-Finance on December 8, 1995. Previously he has served in the same position at three other nursing home companies: Hallmark Health Service, Inc. from November 1989 to February 1992; Care Enterprises from April 1980 to August 1987; and Flagg Industries, Inc. from June 1978 to March 1980. Mr. Williams has also served in various capacities specializing in Medicare reimbursement for the Company in 1992 and 1993 and for Beverly Enterprises in 1988 and 1989. He is also a certified public accountant.

  Michael H. Martel was appointed Senior Vice President-Marketing in March 1995. Prior to joining the Company, Mr. Martel was Vice President-Marketing for Arbor Health Care Company from August 1992 to March 1995. Mr. Martel served as Regional Director of Marketing for the acute care rehabilitation division of National Medical Enterprises from April 1988 to August 1992.

  John L. Farber was appointed Vice President-Controller, Chief Accounting Officer and Secretary on June 2, 1997. Prior to joining the Company, Mr. Farber was Vice President of Finance at FHP Insurance Company and Director of Finance at FHP International Corporation from September 1990 to May 1997. Mr. Farber also served in financial executive positions in two other companies from September 1979 to August 1990. He is also a certified public accountant.

  BENEFICIAL OWNERSHIP OF COMMON STOCK. The following table, which contains information taken from the Company's Proxy Statement dated January 12, 1998 filed with the Commission, sets forth certain information regarding the ownership of the Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, each director of the Company, the Chief Executive Officer of the Company, the four most highly compensated officers of the Company and all executive officers and directors of the Company as a group. All such persons, other than Purchaser and Parent may receive cash in the Offer or the Merger as shareholders.

                                                                         PERCENT
                   NAME OF BENEFICIAL OWNER OR                 NUMBER OF   OF
                      IDENTITY OF GROUP(1)                      SHARES    CLASS
                   ---------------------------                 --------- -------
   J. P. Morgan & Co., Incorporated(2)........................ 1,218,900  17.9
    60 Wall Street
    New York, NY 10260
   Franklin Resources, Inc.(3)................................ 1,050,800  15.4
    777 Mariners Island Boulevard
    San Mateo, CA 94403
   Baron Capital Group, Inc.(4)...............................   714,925  10.5
    BAMCO, Inc.
    Baron Capital Management, Inc.
    Baron Capital, Inc.
    767 Fifth Avenue--24th Floor
    New York, NY 10153
   William C. Scott(5)........................................   171,000   2.5
   David G. Schumacher, Jr.(5)................................    23,000    *
   Derwin L. Williams(5)......................................    36,500    *
   Michael H. Martel(5).......................................    21,000    *
   Donald J. Amaral(5)........................................     7,500    *
   John A. Brende(5)..........................................     9,500    *
   William J. Casey(5)........................................    10,500    *
   Gary L. Massimino..........................................     7,000    *
   All directors and executive officers as a group(5).........   286,000   4.2

--------
* Less than 1%.

(1) Except where otherwise indicated, each person has sole voting and investment power over the Common Stock shown as beneficially owned, subject to community property laws where applicable. Except where otherwise indicated, each person's address is c/o Summit Care Corporation, 2600 West Magnolia Boulevard, Burbank, California 91505-3031.
(2) Based on an amendment to a report on Schedule 13G filed by J.P. Morgan & Co., Incorporated ("J.P. Morgan") with the Commission on December 31, 1996. J.P. Morgan or its subsidiaries have sole power to dispose of all of the shares shown as beneficially owned by them and sole power to vote 888,800 of the shares.
(3) Based on an amendment to a report on Schedule 13G filed by Franklin Resources, Inc. ("Franklin") with the Commission on December 10, 1997. Franklin or its subsidiaries have sole power to vote and to dispose of all of the shares shown as beneficially owned by them.
(4) Based on an amendment to a report on Schedule 13G filed by Baron Capital Group, Inc. ("Baron") with the Commission on July 9, 1997. Baron or its subsidiaries have sole power to vote and dispose of all of the shares shown as beneficially owned by them.

(5) Includes shares which such persons have the right to acquire within 60 days of the date of this Proxy Statement pursuant to the exercise of outstanding stock options, of which 10,000 shares are attributable to each of Messrs. Scott and Schumacher, 4,000 shares are attributable to Mr. Williams, 5,000 shares are attributable to Mr. Martel, 1,000 shares are attributable to each of Messrs. Amaral, Brende and Casey, and 32,000 shares are attributable to all directors and executive officers as a group. As described in "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger", all Existing Stock Options will vest as of the Effective Time of the Merger, and will be cashed-out for their net value in the Merger. If all Existing Stock Options were treated as outstanding in the foregoing table, the beneficial ownership of certain of the persons listed on that table would be greater.

                                    ANNEX A
                                OPINION OF DLJ

                         DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
2121 Avenue of the Stars, Suite 3000 . Los Angeles, CA 00067-5014 . (310) 282-
                                     6161

                                                               February 6, 1998

Board of Directors
Summit Care Corporation
2600 West Magnolia
Burbank, CA 91505-3031

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the stockholders of Summit Care Corporation (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 6, 1998 (the "Agreement"), by and among Fountain View, Inc., Heritage Fund II, LP, the Company and Target Acquisition Corp. ("Acquisition"), a wholly owned subsidiary of Fountain View, Inc.

  Pursuant to the Agreement, Acquisition will commence a tender offer for any and all outstanding shares of the Company's common stock at a price of $21.00 per share. The tender offer is to be followed by a merger of Acquisition with and into the Company in which the shares of all stockholders who did not tender would be converted into the right to receive an amount in cash equal to the price per share paid in the tender offer.

  In arriving at our opinion, we have reviewed the draft dated February 5, 1998 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning June 30, 1997 and ending June 30, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the proposed transaction and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the proposed transaction. Our opinion does not constitute a recommendation to any stockholder as to whether such stockholder should tender in the tender offer or how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: _________________________________
                                             David Dennis
                                             Managing Director

                                    ANNEX B

                      CALIFORNIA BUSINESS CORPORATION LAW

  1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

  1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof
(1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

  1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

  1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

  1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

  1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

  1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

  1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

  1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

  1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

  1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

  1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

  1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                       HARRIS TRUST COMPANY OF NEW YORK

        By Mail:                 By Facsimile:          By Hand and Overnight
                                                              Courier:



 Harris Trust Company of    Harris Trust Company of
        New York                   New York            Harris Trust Company of
   Wall Street Station           By Facsimile:                New York
      P.O. Box 1023             (212) 701-7636             88 Pine Street
 New York, NY 10268-1023       or (212) 701-7637             19th Floor
                                                         New York, NY 10005

                              Confirm Receipt of
                            Facsimile by Telephone:
                                (212) 701-7624

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                               909 Third Avenue
                                  20th Floor
                              New York, NY 10022
                                (212) 754-8000
                           Toll Free (800) 566-9061

                           Banks and Brokerage Firms
                                 please call:
                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                                     LOGO
                         11150 Santa Monica Boulevard
                                  Suite 1500
                             Los Angeles, CA 90025
                                (415) 445-8323